UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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ROGERS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2225 W. Chandler Blvd., Chandler, AZ 85224

The Annual Meeting of Shareholders of Rogers Corporation, a Massachusetts corporation, will be held on Thursday, May 7, 2020, at 8:30 a.m., local time, at Rogers’ Global Headquarters, located at 2225 W. Chandler Blvd., Chandler, Arizona 85224 for the following purposes:

1.	To elect seven members of the Board of Directors for the ensuing year: Keith L. Barnes, Bruce D. Hoechner, Carol R. Jensen, Ganesh Moorthy, Jeffrey J. Owens, Helene Simonet and Peter C. Wallace.

2.	To vote on a non-binding advisory resolution to approve the 2019 compensation of the named executive officers of Rogers Corporation.

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Rogers Corporation for the fiscal year ending December 31, 2020.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders entitled to receive notice of and to vote at the meeting are determined as of the close of business on Thursday, March 5, 2020, the record date fixed by the Board of Directors for such purpose.

We intend to hold our Annual Meeting of Shareholders in person. However, we are actively monitoring coronavirus (COVID-19) developments, and we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments are imposing and may continue to impose. For that reason, we reserve the right to change the date, time, and means of holding the annual meeting. If we take this step, we will announce the decision to do so in advance, and details will be issued by press release, posted on our proxy website and filed with the SEC as additional soliciting materials.

Your vote is important and Rogers Corporation strongly encourages you to vote. Regardless of whether you plan to attend the meeting, you can be sure your shares are represented at the meeting if you are a shareholder of record by promptly voting electronically over the Internet or by telephone or by returning your completed proxy card in the pre-addressed, postage-paid return envelope (which will be provided to those shareholders who request to receive paper copies of these materials by mail) or, if your shares are held in a street name, by returning your completed voting instruction card to your broker. If, for any reason, you desire to revoke or change your proxy, you may do so at any time before it is exercised. The proxy is solicited by the Board of Directors of Rogers Corporation.

We cordially invite you to attend the meeting.

By Order of the Board of Directors
Jay B. Knoll, Senior Vice President, Corporate Development, General Counsel & Corporate Secretary
March 27, 2020

Proxy Statement Table of Contents

Proxy Statement	1
Proposal 1: Election of Directors	4
Nominees for Director, Director Qualifications and Experience	4
Stock Ownership of Management and Directors	7
Beneficial Ownership of More than Five Percent of Rogers' Stock	8
Corporate Governance Practices	9
Board of Directors	9
Director Independence	9
Board Leadership Structure	10
Board Diversity	10
The Board’s Role in Risk Oversight	10
The Board’s Role in Environmental, Social and Governance (ESG) Oversight	10
Meetings of the Board and Committees	11
Directors’ Compensation	12
Audit Committee Report	13
Compensation Discussion and Analysis	15
Overview of Business Results	15
Named Executive Officers for 2019	16
Key Compensation Actions and Decisions	16
Role of Compensation and Organization Committee and the Decision-Making Process	16
Role of Management	16
Role of Compensation Consultants	17
Use of Peer Group Data	17
2019 Compensation	17
Compensation and Organization Committee Report	23
Fiscal Year 2019 Summary Compensation Table	24
All Other Compensation for Fiscal Year 2019 Table	25
Grants of Plan-Based Awards for Fiscal Year 2019 Table	26
Additional Information Regarding (i) the Fiscal Year 2019 Summary Compensation Table and (ii) Stock Awards Shown in Grants of Plan-Based Awards for Fiscal Year 2019 Table	26
Outstanding Equity Awards at End of Fiscal Year 2019 Table	27
Stock Vested for Fiscal Year 2019 Table	28
Pension Benefits at End of Fiscal Year 2019 Table	28
Non-Qualified Deferred Compensation at End of Fiscal Year 2019 Table	29
Potential Payments on Termination or Change in Control	30
Post Termination Table	32
Proposal 2: Vote on a Non-Binding Advisory Resolution to Approve 2019 NEO Compensation	33
CEO Pay Ratio	34
Proposal 3: Ratification of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm	34
Related Party Transactions	35
Delinquent Section 16(a) Reports	35
Shareholder Proposals and Other Shareholder Business at the 2021 Annual Meeting of Shareholders	36
Solicitation of Proxies	36
“Householding” of Proxy Materials	36
Communications with Members of the Board of Directors	36
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 7, 2020	37
Availability of Certain Documents	37
Proxy Card	38

ii

2225 W. Chandler Blvd., Chandler, Arizona 85224 / 480-917-6000
Proxy Statement

We are providing you with this proxy statement and proxy card (by mail, email, or over the Internet) in connection with the solicitation of proxies by the Board of Directors of Rogers Corporation (“Rogers,” “Company,” “Registrant,” “we” or, when used in the possessive form, “our”) for the Annual Meeting of Shareholders to be held on Thursday, May 7, 2020, at 8:30 a.m. local time, at 2225 W. Chandler Blvd., Chandler, Arizona 85224.

We intend to hold our Annual Meeting of Shareholders in person. However, we are actively monitoring coronavirus (COVID-19) developments, and we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments are imposing and may continue to impose. For that reason, we reserve the right to change the date, time, and means of holding the annual meeting. If we take this step, we will announce the decision to do so in advance, and details will be issued by press release, posted on our proxy website and filed with the SEC as additional soliciting materials.

What is the “Notice Regarding the Availability of Proxy Materials” (the “Notice”) and why did I receive it but no proxy materials by mail or email?

Unless you have requested that we provide a copy of our proxy materials (including our 2019 annual report) to you by mail or email, we are providing only the Notice to you by mail or email. The Notice will instruct you as to how you may access and review the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. If you received the Notice by mail or email and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice. This proxy statement is dated March 27, 2020 and distribution of the Notice to shareholders is scheduled to begin on or about March 27, 2020. We have adopted this procedure pursuant to rules adopted by the Securities and Exchange Commission (“SEC”) in order to conserve natural resources and reduce our costs of printing and distributing the proxy materials, while providing a convenient method for shareholders to access the materials and vote.

What is the purpose of the Annual Meeting of Shareholders?

1.
To elect seven members of the Board of Directors for the ensuing year: Keith L. Barnes, Bruce D. Hoechner, Carol R. Jensen, Ganesh Moorthy, Jeffrey J. Owens, Helene Simonet, and Peter C. Wallace. (See pages 4-5 for additional information.)

2.	To vote on a non-binding advisory resolution to approve the 2019 compensation of the named executive officers (“NEOs”) of Rogers Corporation. (See page 33 for additional information.)

3.
To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm of Rogers Corporation for the fiscal year ending December 31, 2020. (See pages 34-35 for additional information.)

4.
To transact such other business as may properly come before the meeting or any adjournment or postponement thereof. As of the date of this proxy statement, the Company is not aware of any other business to come before the meeting.

Who can vote at the Annual Meeting of Shareholders?

If you are a shareholder of record as of the close of business on March 5, 2020 (the “record date”), you are entitled to vote at the meeting and any adjournment or postponement thereof. As of that date, 18,661,815 shares of Rogers’ capital stock (also referred to as common stock), $1 par value per share, were outstanding.

You are entitled to one vote for each share owned as of the close of business on the record date.

How do I get admitted to the Annual Meeting of Shareholders?

Attendance at the meeting will be limited to the following:

•	Shareholders that hold shares of our capital stock in their own name (as “shareholders of record”) as of the record date;

•	Shareholders that beneficially own shares of our capital stock through a bank, brokerage firm, dealer or other similar organization as nominee (in “street name”) as of the record date;

•	The Company’s independent auditors; and

•	Director nominees and members of Company management who will facilitate the meeting.

You will need an admission ticket or proof of ownership to enter the meeting. An admission ticket is attached to your proxy card if you are a shareholder of record. If your shares are held in street name, you must present proof of your ownership of our capital stock, such as a bank or brokerage account statement, to be admitted to the meeting. Please note that if you hold your shares in street name and plan to vote in person at the meeting, you will also need to bring a legal proxy from your nominee and present it to the inspector of elections with your ballot.

All shareholders also must present a form of photo identification, such as a driver’s license, in order to be admitted to the meeting.

How do I vote shares held under my name?

If you are a shareholder of record, you may instruct the Company on how to vote your shares by:

•	using the Internet voting site listed on the proxy card or Notice;

•	using the toll-free telephone number listed on the proxy card; or

•	marking, signing, dating and returning the proxy card by mail.

You may also attend the meeting and vote your shares in person at the meeting.

How do I vote shares not held under my name?

If your shares are held in street name by a nominee, the Notice or proxy materials, as applicable, are being forwarded to you by that organization, and you should follow the instructions for voting as set forth on that organization’s voting instruction card. Shares held in employees’ or former employees’ 401(k) plans may be voted in a similar manner.

Under the rules and practices of the New York Stock Exchange (“NYSE”), if you hold shares through a nominee, your nominee is permitted to vote your shares on certain “routine” matters in its discretion even if the nominee does not receive instructions from you. The proposal to ratify the appointment of PwC is considered a “routine” matter, and your nominee will have discretionary authority to vote your shares if you do not provide instructions as to how your shares should be voted on this proposal. The proposals to elect directors and to approve, on an advisory basis, the compensation of our NEOs are “non-routine” matters. The absence of voting instructions from you to your nominee on these “non-routine” matters will result in a “broker non-vote” because the nominee does not have discretionary voting power for those proposals. “Broker non-votes” and “withhold” votes do not constitute votes properly cast favoring or opposing proposals on “non-routine" matters.

How do I vote shares that I hold through the Company’s Global Stock Purchase Plan (“GSPP”)?

Shares owned by employees or former employees as a result of participation in the GSPP may, to the extent such shares are held in the name of the employee or former employee, be voted as set forth in “How do I vote shares held under my name?”. Shares purchased under the GSPP but held in street name by a nominee must be voted in accordance with the instructions for voting in “How do I vote shares not held under my name?”.

How many holders of the Company’s outstanding shares must be present to hold the Annual Meeting of Shareholders?

In order to conduct business at the meeting, it is necessary to have a quorum. The presence, in person or by proxy, of the holders of a majority of the shares of capital stock entitled to vote on a matter at the meeting constitutes a quorum with respect to that matter. “Broker non-votes” and abstentions will be considered present for the purpose of establishing a quorum.

How many votes are required to elect directors? How many votes are required for the other proposals to pass?

1.
Election of directors: To be elected, each director requires the affirmative vote of the holders of a plurality of the votes cast. This means that the nominees who receive the highest number of affirmative votes cast will be elected irrespective of how small the number of affirmative votes is in comparison to the total number of shares voted. Our Board has adopted a majority vote policy. Under this policy, any director nominee in an uncontested election who receives a greater number of votes “withheld” for his or her election than votes “for” such election must submit his or her resignation for consideration by our Nominating and Governance Committee and our Board. (See additional discussion on pages 5-6.) Abstentions and “broker non-votes” do not constitute votes properly cast favoring or opposing director elections and, accordingly, will not have any effect on the outcome of this vote.

2.
Advisory vote on NEO compensation: To pass, the proposal to approve, on an advisory basis, the 2019 compensation of our NEOs must be approved by the affirmative vote of the majority of votes properly cast (i.e., the number of shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” the proposal). Abstentions and “broker non-votes” will not have any effect on the outcome of this vote.

3.
Ratification of PwC appointment: To pass, the proposal to ratify the appointment of PwC must be approved by the affirmative vote of the majority of votes properly cast. Abstentions will not have any effect on the outcome of this proposal, but your nominee will have discretionary authority to vote your shares if you do not provide instructions as to how your shares should be voted on this vote.

You are strongly encouraged to vote your shares.

How will my shares be voted if I complete and return my proxy card?

Whichever method you use to transmit your instructions, your shares of Rogers’ capital stock will be voted as you direct. If you sign and return the enclosed proxy card or otherwise designate the proxies named on the proxy card to vote on your behalf, but do not specify how to vote your shares, your shares will be voted:

•	FOR the election of the nominees for director;

•	FOR the advisory vote to approve the 2019 compensation of our NEOs;

•	FOR the ratification of the appointment of PwC as the Company’s independent accounting firm for 2020; and

•	In accordance with the judgment of the persons voting the proxy on any other matter properly brought before the meeting, if any such matters are properly raised at the meeting.

If I execute a proxy, may I still attend the Annual Meeting of Shareholders to vote in person or choose to change or revoke my vote?

Execution of a proxy will not in any way affect your right to attend the meeting and vote in person.

Any shareholder submitting a proxy has the right to revoke it any time before it is exercised by filing a written revocation with the Corporate Secretary of Rogers, by executing a proxy with a later date, by voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted) or by attending and voting at the meeting.

Who counts the votes?

Votes at the annual meeting will be tabulated by the inspectors of election appointed by the Company.

Proposal 1: Election of Directors

The directors of Rogers are elected annually by shareholders and hold office until the next Annual Meeting of Shareholders and thereafter until their successors are chosen and qualified. The Board of Directors has been advised that each nominee will serve if elected. All of the nominees are currently directors of Rogers and all were elected to their present term at the 2019 Annual Meeting of Shareholders.

Nominees for Director, Director Qualifications and Experience

The biographical information below identifies the primary experience, qualifications, attributes and skills of the seven nominees for director at our 2020 Annual Meeting of Shareholders.

Name, age as of March 5, 2020, and positions with the Company	Principal Occupation, Business Experience, Directorships and Qualifications

Keith L. Barnes Age 68 Director since 2015 Compensation & Organization Committee - Chairperson Nominating & Governance Committee
Mr. Barnes is the retired Chairman and Chief Executive Officer of Verigy Pte Ltd. Mr. Barnes was CEO of Verigy from 2006-2011 and Chairman of the Board from 2009-2011. Prior to acquisition, Verigy was a leading manufacturer of semiconductor capital equipment started by Hewlett Packard and spun out of Agilent Technologies. From 2003-2006, Mr. Barnes was Chairman and CEO of Electroglas, a leading manufacturer of semiconductor probing solutions. Mr. Barnes was Chairman and CEO of Integrated Measurement Systems (“IMS”) from 1995-2001 when IMS was acquired. Mr. Barnes also serves as a director of Knowles Corporation and Viavi Solutions. The qualifications and skills that make Mr. Barnes well suited to serve as a member of our Board include his experience in global manufacturing, supply chain management, semiconductor systems and software development, marketing and sales, international business, governance and executive management, along with his public board and committee experience.

Bruce D. Hoechner Age 60 Director since 2011 President and Chief Executive Officer
Mr. Hoechner, who became the Company’s President and Chief Executive Officer and a director in 2011, has many years of broad leadership experience across numerous geographies, businesses and functions in the specialty chemicals industry with particularly strong international business expertise. For over ten years of his career he lived and worked in Singapore, Thailand and Shanghai, People’s Republic of China. His Asian assignments were first with Rohm and Haas Company, for which he worked for 28 years, and then The Dow Chemical Company after its acquisition of Rohm and Haas in 2009. While in Shanghai, Mr. Hoechner was responsible for a variety of businesses, including as President, Asia Pacific Region, Dow Advanced Materials Division. He has also led a number of specialty chemical global business units, which had wide-ranging operations in Europe, North America, Latin America and Asia. Mr. Hoechner is also a director of Curtiss-Wright Corporation. Mr. Hoechner’s broad, global industry experience and his service as our Chief Executive Officer led the Board to conclude that he should continue to serve as a director.

Carol R. Jensen Age 67 Director since 2006 Audit Committee Nominating & Governance Committee
Ms. Jensen is currently President and Principal Partner of Lightning Ranch Group, a privately held group of companies in ranching, real estate, technology consulting, energy and aviation. She previously served as a director of the Microelectronic Computer Corporation and the American Chamber of Commerce - Denmark. She previously held positions at The Dow Chemical Company (as Vice President of Research & Development of Performance Chemicals 2001-2004); 3M Corporation (as Executive Director of Research & Development 2000-2001, Managing Director of 3M Denmark 1998-2000, and Technical Director of 3M’s Electronic Products business 1990-1998) and IBM Corporation (various research, development, marketing and strategic corporate positions 1979-1990). She was also an adjunct professor of Chemistry at the University of Texas, Austin (1991-1994). In these positions she gained experience in the electronics and Internet industries, the chemical and materials industry, and in research, marketing, development, manufacturing, sales, international business, governance and executive management. This technical background and experience make Ms. Jensen a valuable member of the Company’s Board of Directors and a great resource to its management.

Ganesh Moorthy Age 60 Director since 2013 Audit Committee Nominating & Governance Committee - Chairperson
In February 2016, Mr. Moorthy was named President of Microchip Technology Incorporated, adding that position to the post of Chief Operating Officer, a title he has held since 2009. Microchip is a leading provider of microcontroller, mixed-signal, analog, memory and Flash-IP solutions. He served as Executive Vice President of Microchip from 2006 to 2009. From 2001 to 2006, Mr. Moorthy served as Vice President of several Microchip divisions. From 2010 to 2014, he served as a member of the Board of Directors of Hua-Hong Grace Semiconductor in Shanghai, China. He is also a member of the University of Washington’s Electrical Engineering Board of Advisors. Mr. Moorthy’s extensive background in a number of Rogers’ key industries and his global expertise in business and technology leadership make him well qualified to provide valuable insight to the Board of Directors and management of Rogers.

Jeffrey J. Owens Age 65 Director since 2017 Audit Committee Compensation & Organization Committee
Mr. Owens most recently served as Executive Vice President and Chief Technology Officer of Delphi Automotive PLC, until his retirement in March 2017. During his over 40-year career at Delphi, Mr. Owens served in a variety of technology, engineering and operating leadership roles, including serving as President of Delphi’s Electronics and Safety Division and during his tenure had international responsibilities. Mr. Owens is also a director of Cypress Semiconductor Corporation. Mr. Owens recently served as Chairman of the Kettering University Board of Trustees and is currently a trustee. Mr. Owens’ global experience and leadership roles in innovation and technology, particularly in the areas of Advanced Mobility and Advanced Connectivity, make him an excellent addition to the Board.

Helene Simonet Age 67 Director since 2014 Audit Committee - Chairperson Compensation & Organization Committee
Ms. Simonet served as Executive Vice President and Chief Financial Officer of Coherent, Inc. from 2002 until her retirement in February 2016. She served as Vice President of Finance of Coherent’s former Medical Group and Vice President of Finance of its Photonics Division from 1999 to 2002. Prior to joining Coherent, Ms. Simonet spent over twenty years in senior finance positions at Raychem Corporation’s Division and Corporate organizations, including Vice President of Finance of Raynet Corporation. From March 2017 through September 2019, Ms. Simonet served as a member of the Board of Directors of Finisar, Inc. Ms. Simonet is a well-rounded executive with broad experience in both executive and financial management of a global technology manufacturing company, international business, mergers and acquisitions, and strategic planning. This experience and her expertise in areas important to Rogers make her an important asset to the Board.

Peter C. Wallace Age 65 Director since 2010 Lead Director Compensation & Organization Committee
Mr. Wallace served as Chief Executive Officer and a director of Gardner Denver Inc., an industrial manufacturer of compressors, blowers, pumps and other fluid control products used in numerous global end markets until his retirement in January 2016. He served as President and Chief Executive Officer and a director of Robbins & Myers, Inc. from 2004 until 2013, when the company was acquired by National Oilwell Varco, Inc. Prior to joining Robbins & Myers, he was President and Chief Executive Officer of IMI Norgren Group from 2001 to 2004. Mr. Wallace is a director of Curtiss-Wright Corporation and a director and chairman of the board of Applied Industrial Technologies, Inc. He also serves on the board of a private manufacturing firm engaged in packaging equipment and consulting services. Mr. Wallace’s career has included senior functional roles in application engineering, sales, marketing, and international operations as well as chief executive officer at four multinational corporations. This broad and extensive leadership and board experience is valuable to Rogers’ Board of Directors and to management.

None of the nominees for director are subject to any arrangement pursuant to which directors will be elected, nor are there any family relationships between any directors and any of the Company’s executive officers. To the best of our knowledge, there are no pending material legal proceedings in which any of our directors or nominees for director, or any of their associates, is a party adverse to us or any of our affiliates, or in which the persons have a material interest adverse to us or any of our affiliates. Additionally, to the best of our knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments, sanctions, or injunctions during the last 10 years that are material to the evaluation of the ability or integrity of any of our directors or nominees for director.

Vote Required

Election of directors: To be elected, each director requires the affirmative vote of the holders of a plurality of the votes cast. This means that the nominees who receive the highest number of affirmative votes cast will be elected irrespective of how small the number of affirmative votes is in comparison to the total number of shares voted. Our Board, however, has adopted a majority vote policy. Under this policy, any director nominee in an uncontested election who receives a greater number of votes “withheld”

for his or her election than votes “for” such election must submit his or her resignation for consideration by our Nominating and Governance Committee and our Board. (See additional discussion on page 3.) Abstentions and “broker non-votes” do not constitute votes properly cast favoring or opposing director elections and, accordingly, will not have any effect on the outcome of this vote.

The Board recommends a vote “FOR” the election of each of the director nominees listed above.

Stock Ownership of Management and Directors

This table provides information about the beneficial ownership of Rogers’ capital stock as of March 5, 2020, by each of the current members of the Board of Directors, the NEOs listed in the “Fiscal Year 2019 Summary Compensation Table” on page 24, and by all current directors and executive officers as a group. Unless otherwise noted, the persons listed below have sole voting and investment power with respect to the shares reported.

	Beneficial Ownership
Name of Person or Group	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Keith L. Barnes	2,750	*
Michael F. Barry	16,500	*
Robert C. Daigle	15,914	*
Bruce D. Hoechner(3)	114,525	*
Carol R. Jensen(4)	11,288	*
Jay B. Knoll	8,128	*
Michael M. Ludwig	1,241	*
Ganesh Moorthy(4)	7,500	*
Jeffrey J. Owens	2,050	*
Helene Simonet	6,700	*
Peter C. Wallace	15,032	*
Peter B. Williams	0	*
Helen Zhang(5)	0	*
All Current Directors and Executive Officers as a Group (16 Persons)(1)	204,904	1.09
* None of our executive officers or directors, individually, owned more than 1.0% of our outstanding capital stock as of March 5, 2020.

(1)	Represents the total number of currently owned shares and shares acquirable within 60 days of March 5, 2020.

(2)
Represents the percent ownership of total outstanding shares of capital stock, based on 18,661,815 shares of capital stock outstanding as of March 5, 2020, and on an individual or group basis those shares acquirable by the respective directors and executive officers within 60 days of March 5, 2020.

(3)
Mr. Hoechner owns 43,058 shares as to which investment and voting power is shared with his spouse. Mr. Hoechner’s total ownership includes 34,960 shares held by a Grantor Retained Annuity Trust for which he serves as trustee.

(4)	Ms. Jensen and Mr. Moorthy hold all of their shares in trusts in which investment and voting power is shared with their respective spouses.

(5)
Ms. Zhang’s employment as Senior Vice President PES and President Rogers Asia terminated effective August 31, 2019, after which she has served as President Rogers Asia and Senior Strategic Advisor to the Chief Executive Officer. Ms. Zhang is expected to retire from the Company on March 31, 2020.

Beneficial Ownership of More than Five Percent of Rogers’ Stock

Except as otherwise noted below, this table provides information regarding beneficial ownership of each person known to Rogers to own more than 5% of its outstanding capital stock as of December 31, 2019 based upon filings by each such person with the SEC on Schedule 13G (including amendments) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless otherwise noted, the beneficial owners have sole voting and dispositive power with respect to the shares listed below.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class(1)
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	2,758,002	14.8%
The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	1,993,578	10.7%
Neuberger Berman Group LLC(4) 1290 Avenue of the Americas New York, NY 10104	1,722,505	9.2%
Janus Henderson Group plc(5) 201 Bishopsgate London EC2M 3AE United Kingdom	1,190,374	6.4%

(1)	Based on 18,661,815 shares outstanding as of the record date, March 5, 2020.

(2)
Blackrock, Inc., a parent holding company, reported it has sole voting power with respect to 2,726,669 of the shares listed above and sole dispositive power with respect to all of the shares listed above.

(3)
The Vanguard Group, a registered investment adviser, reported it has sole voting power with respect to 39,280 of the shares listed above, shared voting power with respect to 3,331 of the shares listed above, sole dispositive power with respect to 1,953,640 of the shares listed above, and shared dispositive power with respect to 39,938 of the shares listed above.

(4)
Neuberger Berman Group LLC, and Neuberger Berman Investment Advisers LLC, reported shared voting power and shared dispositive power with respect to all shares listed above. Each of Neuberger Berman Equity Funds and Neuberger Berman Genesis Fund reported shared voting power and shared dispositive power with respect to 1,202,716 of the shares listed above. These entities filed as a group, and are collectively referred to as “Neuberger Berman Group LLC” above.

(5)
Janus Henderson Group plc, a parent holding company, reported that it has shared voting power and shared dispositive power with respect to all of the shares listed above. Janus Henderson has an indirect 97% ownership stake in Intech Investment Management LLC and a 100% ownership stake in Janus Capital Management LLC ("JCM"), Perkins Investment Management LLC, Geneva Capital Management LLC ("Geneva"), Henderson Global Investors Limited and Janus Henderson Investors Australia Institutional Funds Management Limited (each an "Asset Manager" and collectively as the "Asset Managers"). Due to the above ownership structure, holdings for the Asset Managers are aggregated for purposes of this filing. Each Asset Manager is an investment adviser registered or authorized in its relevant jurisdiction and each furnishing investment advice to various fund, individual, and/or institutional clients (collectively referred to herein as "Managed Portfolios"). As a result of their roles as investment advisers or sub-advisers to the Managed Portfolios, (i) Geneva may be deemed to be the beneficial owner of 177,599 shares listed above and (ii) JCM may be deemed to be the beneficial owner of 1,012,775 shares listed above. However, both Geneva and JCM disclaim any ownership associated with such rights.

Corporate Governance Practices

The Board of Directors has adopted Corporate Governance Guidelines, provisions of our bylaws and other formal policies that establish a framework for our corporate governance practices. In addition to practices described below under “Board of Directors,” our corporate governance practices include the following:

•
A majority vote policy providing that, in an uncontested election, a director who receives a greater number of votes “withheld” for his or her election than votes “for” such election must submit his or her offer of resignation for consideration by the Nominating and Governance Committee of the Board of Directors.

•	Annual election of all directors.

•
A retirement policy for directors, set forth in Rogers’ Corporate Governance Guidelines, under which directors may not be nominated for election after age 72 unless the Board deems it advisable to do so.

•
While a majority of the Board must be independent under NYSE listing standards, our Corporate Governance Guidelines set a goal for at least two-thirds of our directors to be independent. The Board of Directors has determined that seven of its eight current directors, representing approximately 88% of the Board, are independent.

•	Three directors meet the definition of “audit committee financial experts” under SEC regulations, two of whom serve on the Audit Committee.

•	An independent “Lead Director” position.

•	Regular meetings of non-management directors in executive session, at which the “Lead Director” generally presides.

•
Active participation by the Board of Directors in Company strategy decisions and oversight through, among other things, annual review of a strategic plan and a one-year operating plan that is linked to strategic objectives.

•	Oversight by the Board of Directors, with the assistance of our Compensation and Organization Committee, of succession planning for our executive officers, including the CEO.

•
Stock Ownership Guidelines designed to encourage executive officers and directors to accumulate a significant level of direct stock ownership, thereby aligning their interests with the interests of shareholders.

•
A Compensation Recovery Policy that enables the Board of Directors to recover any compensation earned by or paid to an executive officer based on any financial result or operating objective that was impacted by the officer’s misconduct.

•
An Insider Trading Policy that prohibits directors and executive officers from engaging in (i) hedging transactions with respect to our securities, including the sale of covered calls and the use of collars, and (ii) purchasing or holding our securities in a margin account or pledging our securities as collateral for a loan.

•	Directors have complete access to all levels of management and are provided with opportunities to meet with members of management on a regular basis.

•	Annual self-evaluations by the Board of Directors, and each committee thereof, to assess their respective performance and ways in which such performance could be improved.

•	No shareholder rights plan in place, although the Board of Directors may, subject to its fiduciary duties under applicable law, choose to implement a new shareholder rights plan in the future.

Board of Directors

Director Independence

Under NYSE listing standards, the Board of Directors is required to determine annually which of its directors are independent based on the absence of any direct or indirect material relationship between the Company and the director. To evaluate the materiality of any such relationship, the Board has adopted categorical independence standards consistent with the NYSE listing standards. In addition, the Board has adopted the following categorical standards, contained in the Rogers Corporation Corporate Governance Guidelines, which identify certain relationships deemed by the Board to be immaterial provided that they satisfy the criteria below:

•
If a Rogers director receives direct or indirect annual compensation or other benefits (other than board and committee fees) from Rogers, the amount of such compensation must not exceed $30,000. This immateriality standard is not applicable to Audit Committee members, who may not accept any consulting, advisory or other compensatory fee from Rogers;

•
If a Rogers director is an executive officer of another company that does business with Rogers, that company’s annual sales to, or purchases from, Rogers must be less than 1% of the revenues of that company;

•
If a Rogers director is an executive officer of another company which is indebted to Rogers, or to which Rogers is indebted, the total amount of either company’s indebtedness to the other must be less than 1% of the total consolidated assets of the company for which he or she serves as an executive officer; and

•
If a Rogers director serves as an officer, director or trustee of a charitable organization, Rogers’ discretionary charitable contributions to the organization must be less than 1% of that organization’s total annual charitable receipts. (Rogers’

matching of employee charitable contributions will not be included in the calculation of the amount of Rogers’ contributions for this purpose.)

The Board of Directors has determined that all of the current directors, other than Mr. Hoechner, due to his position as President and Chief Executive Officer, satisfy these standards and do not have any direct or indirect material relationship with Rogers.

Board Leadership Structure

The Company’s bylaws provide that, unless otherwise provided by the directors, the CEO will preside, when present, at all meetings of shareholders and of the Board, unless, for meetings of the Board, a chairman of the Board has been appointed and is present, in which case he or she will preside. There is currently no chairman of the Board, which is consistent with the Board’s practice of appointing an independent Lead Director and selecting only directors who are also recently retired, or soon to be retired, Presidents and CEOs of the Company to serve as chairman. Accordingly, our President and CEO, Bruce Hoechner, presides over meetings of our Board of Directors and shareholders.

Additionally, we currently have an independent Lead Director, Peter C. Wallace, whose responsibilities include calling meetings of independent directors, presiding at executive sessions of the non-management directors, and, if not all non-management directors are independent directors, at meetings of the independent directors, providing periodic feedback to the CEO, reviewing board agendas and being a person whom shareholders can contact should they wish to communicate with the Board. Other independent directors also provide input for board agendas. Our non-management directors hold executive sessions without management present as frequently as they deem appropriate, and generally such an executive session is held at each in-person, regularly scheduled board meeting. The Board currently has three standing committees: (1) Audit, (2) Compensation and Organization, and (3) Nominating and Governance. Each of these committees is comprised solely of independent directors, with each of the three committees having a separate chairperson who participates in the development of committee agendas.

We believe that this leadership structure has worked well for the Company. This structure creates an environment in which there are candid disclosures by management about the Company’s performance and a culture in which directors can regularly engage management and each other in active and meaningful discussions about various corporate matters. The Board periodically reviews its leadership structure and developments in the area of corporate governance to ensure that this approach continues to strike the appropriate balance for the Company and our shareholders.

Board Diversity

Rogers updated its Corporate Governance Guidelines in 2019 to clarify that Rogers endeavors to have a diverse Board, including with respect to background, skills, experience, education, gender, age, race, ethnicity, and national origin. The Nominating and Governance Committee does not have a formal policy with respect to diversity in identifying or selecting nominees for Rogers’ Board, but in evaluating nominees, the committee assesses the background of each candidate in a number of different ways, including how the individual’s qualifications complement, strengthen and enhance those of existing board members as well as the future needs of the Board.

The Board’s Role in Risk Oversight

The Board has an active role as a whole, and also at the committee level, in overseeing management of the Company’s risks. The entire Board receives regular reports from management concerning areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic risks. Although the Board as a whole is responsible for overseeing the Company’s risk management, each Board committee is responsible for evaluating the risks associated with its area of responsibility and making recommendations to the Board related to the management of those risks.

The Board considers the most significant risks facing the Company and the Company’s general risk management strategy and evaluates risks to be taken by the Company based on the Company’s strategy and the current business environment. While the Board oversees the Company’s risk management, the Company’s senior management is responsible for the day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our board leadership structure supports this approach.

The Board’s Role in Environmental, Social and Governance (ESG) Oversight

Rogers is dedicated to protecting and preserving the environment, protecting our colleagues and communities, and conducting ourselves ethically in all aspects of our business. Additionally, we believe the Company’s products have a direct positive impact on the environment with applications that serve growing markets such as electric and hybrid electric vehicles and renewable energy. The Company’s applications for variable frequency drives also enable greater energy efficiency across many industries.

Rogers continues to evaluate its sustainability processes and performance as part of an on-going, continuous improvement exercise and expects in 2020 to implement enhancements to Board governance to clarify sustainability oversight, including relating to sustainability goal setting coordinated with the Company’s business strategy and sustainability reporting using SASB and/or other applicable, generally-accepted reporting frameworks. Over the course of 2020, we expect to enhance investor visibility related to the Company’s oversight of ESG issues on our corporate website.

Meetings of the Board and Committees

Board of Directors

The Board of Directors held five meetings during 2019. Our Corporate Governance Guidelines provide that all directors are expected to attend the Annual Meeting of Shareholders absent an unavoidable conflict. All of the members of the Board attended the 2019 Annual Meeting of Shareholders.

Meetings of Non-Management Directors

The Board holds regularly scheduled sessions for the non-management directors of the Company (all of whom the Board has determined to be independent) without management present. These meetings are presided over by the Lead Director, or, in the absence of the Lead Director, another independent director. The non-management directors may meet without management present at other times as determined by the Lead Director. On May 9, 2019, Mr. Wallace was appointed Lead Director for a one-year term, expiring on the date of the 2020 Annual Meeting of Shareholders. Anyone wishing to contact our non-management directors may contact the Lead Director or the non-management directors as a group in writing at Rogers Corporation, 2225 West Chandler Boulevard, Chandler, AZ 85224, Attention: Lead Director.

Committee Membership

The following table illustrates the current membership of each committee and the number of meetings held in 2019:

Name	Audit	Compensation and Organization	Nominating and Governance
Keith L. Barnes		Chair	•
Michael F. Barry	•	•
Bruce D. Hoechner
Carol R. Jensen	•		•
Ganesh Moorthy	•		Chair
Jeffrey J. Owens	•	•
Helene Simonet	Chair	•
Peter C. Wallace		•
Number of Meetings in 2019	9	5	5

All directors attended at least 95% in the aggregate of the meetings held in 2019 of the Board and committees on which they served.

Audit Committee

The Audit Committee has been established in accordance with the Exchange Act and related SEC regulations. The Audit Committee’s authority and responsibilities, which are set forth in a written charter adopted by the Board, include oversight of the Company’s financial reporting function, internal audit function and internal controls, selection, evaluation and oversight of the Company’s independent auditor, and assessment and review of compliance, investigations and legal matters. The Board of Directors has determined that each member of the Committee is “independent” in accordance with the NYSE’s listing standards and SEC regulations. In addition, the Board of Directors has determined that Mr. Barry and Ms. Simonet are “audit committee financial experts” in accordance with SEC regulations and that all of the Audit Committee members are financially literate in accordance with NYSE listing standards.

Compensation and Organization Committee

The Compensation and Organization Committee’s authority and responsibilities, which are set forth in a written charter adopted by the Board, include review and evaluation of the Company’s compensation philosophy, establishment of the compensation of our CEO and other executive officers, oversight with respect to the company’s equity incentive and stock-based plans and material employee benefit plans and review of succession plans for the CEO and other senior leadership positions.

During 2019, the Compensation and Organization Committee was comprised of non-management directors who were each: (i) independent as defined under the NYSE listing standards and as determined by the Board of Directors, and (ii) “non-employee directors” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

Nominating and Governance Committee

The Nominating and Governance Committee’s authority and responsibilities, which are set forth in a written charter adopted by the Board, include developing and recommending to the Board criteria for board and committee membership, evaluating and presenting to the Board its determinations with respect to director independence and satisfaction of other requirements, overseeing Rogers’ corporate governance policies and practices, developing and recommending to the Board an annual Board and committee evaluation process, and overseeing director orientation and training programs.

The Board of Directors has determined that each member of this committee is “independent” in accordance with the NYSE’s listing standards.

The Nominating and Governance Committee leads the search for individuals qualified to become board members and identifies potential directors from several sources, including executive search firms retained by the committee, incumbent directors, management, and shareholders. See “Shareholder Proposals and Other Shareholder Business at the 2021 Annual Meeting of Shareholders” for additional information regarding shareholder nominations of director candidates.

Directors’ Compensation

Directors who are employees of Rogers receive no additional compensation for their services as directors. Accordingly, Mr. Hoechner received no compensation for his service on the Board of Directors during 2019. The Compensation and Organization Committee periodically reviews the Company’s non-management director compensation program, with the assistance of its compensation consultant(s) and makes recommendations to the Board regarding the same.

The table below shows the total compensation earned by our non-management directors during 2019. Each component of director compensation is summarized following the table.

Name	Retainer Earned(1)	Fair Value of Deferred Stock Unit Awards(2)	Total
Keith L. Barnes	$83,750	$144,866	$228,616
Michael F. Barry	$82,945	$144,866	$227,811
Carol R. Jensen	$76,250	$144,866	$221,116
Ganesh Moorthy	$80,850	$144,866	$225,716
Jeffrey J. Owens	$77,088	$144,866	$221,954
Helene Simonet	$90,000	$144,866	$234,866
Peter C. Wallace	$84,355	$144,866	$229,221

(1)	Represents annual retainer for board and committee service, which is paid in cash. Directors may elect to defer their retainers pursuant to a non-qualified deferred compensation plan.

(2)
The fair value of Deferred Stock Unit Awards is the same as the compensation cost reported in Rogers’ financial statements. All Deferred Stock Units awarded to directors are fully vested as of the award date. On May 9, 2019, each non-management director then serving on the Board received a Deferred Stock Unit Award of units representing 850 shares of our capital stock. The number of shares of capital stock underlying the Deferred Stock Unit was calculated based on the average closing price of our capital stock over the preceding 30 business days, which was $170.43, and the total was rounded up to the nearest increment of 50 units.

Annual Retainer

Non-management directors earned an annual retainer of $65,000 in 2019, together with additional retainers as follows: (i) Lead Director - $16,500; (ii) Audit Committee: Chairperson - $20,000; Other Member - $7,500; (iii) Compensation and Organization Committee: Chairperson - $15,000; Other Member - $5,000; (iv) Nominating and Governance Committee: Chairperson - $10,000;

Other Member - $3,750. The annual retainer for non-management directors and committee chairpersons is pro-rated for directors who serve for only a portion of the year and is paid quarterly in advance.

Deferred Stock Unit Awards

Deferred Stock Unit Awards were granted to non-management directors as set forth in the table above. These awards were fully vested on the grant date. The stock subject to these awards is scheduled to be issued on the 13-month anniversary of the grant date unless the director elects to defer the receipt of these shares.

Perquisites and Reimbursable Expenses

Rogers does not provide its non-management directors with any perquisites. Rogers reimburses its directors for expenses associated with attending any board or committee meetings and attending certain other meetings in their capacity as board or committee members. The Board of Directors established a Directors’ Education and Training Allowance Policy to provide reimbursement of up to $10,000 during any two-year period to each non-management director for the reasonable costs to attend education and training programs, as well as membership fees in relevant professional organizations, in all such cases reflective of the director’s duties to the Board, the director’s background and experience, and developments relevant to corporate governance and to the Company’s operations.

Director Stock Ownership Guidelines

The Company’s Corporate Governance Guidelines provide that a non-management director’s ownership of Company stock should be equal to at least five times the director’s base annual retainer by the fifth anniversary of the first annual meeting of shareholders after such person becomes a non-management director. As of March 5, 2020, Messrs. Barry, Moorthy, and Wallace, Ms. Jensen, and Ms. Simonet held shares exceeding these ownership guidelines. Messrs. Barnes and Owens are making progress toward meeting our stock ownership guidelines.

Management directors are subject to the stock ownership guidelines applicable to executive officers, which are discussed in “2019 Compensation - Stock Ownership Guidelines” on page 22.

2020 Director Compensation Market Adjustments

In late 2019, the Compensation and Organization Committee recommended that the Board approve certain changes to Rogers’ director compensation program following a review of director compensation at the peer group companies. To align the Company’s director compensation program more closely with the compensation packages for directors in the peer group (which were last updated effective at the 2018 Annual Meeting of Shareholders), both of whom are in their first five years of service, the Board, effective from the term beginning at the Annual Meeting, approved an increase in the fair value of the Deferred Stock Unit Award granted to each non-management director from $140,000 for all directors to $160,000 for the Lead Director and $150,000 for all other non-management directors; confirmed the annual cash retainer for non-management directors at $65,000, and addressed the other cash retainers as follows: (i) Lead Director -$20,000 (from $16,500); (ii) Audit Committee: Chairperson - $20,000 (unchanged); Other Member - $9,000 (from $7,500); (iii) Compensation and Organization Committee: Chairperson - $15,000 (unchanged); Other Member - $5,000 (unchanged); and (iv) Nominating and Governance Committee: Chairperson - $10,000 (unchanged); Other Member - $4,000 (from $3,750).

Audit Committee Report

The Audit Committee oversees and monitors the Company’s financial reporting process and systems of internal accounting and financial controls on behalf of the Board of Directors. In fulfilling these responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2019 (the “2019 Form 10-K”). The Audit Committee discussed with PwC, Rogers’ independent registered public accounting firm, the matters required to be discussed with the independent registered public accounting firm under generally accepted auditing standards, including Auditing Standard No. 1301. In addition, the Audit Committee has received the written disclosures and the letter from PwC required by the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed its independence with PwC.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in the 2019 Form 10-K for filing with the Securities and Exchange Commission.

The Audit Committee’s responsibility is one of oversight, and it recognizes that management is responsible for preparing the Company’s financial statements and that the Company’s independent registered public accounting firm is responsible for auditing those financial statements. Consequently, in carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the work of the Company’s independent registered public accounting firm. In giving its recommendation to the Board, the Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States, and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

Audit Committee:	Helene Simonet, Chairperson
Michael F. Barry, Member
Carol R. Jensen, Member
Ganesh Moorthy, Member
Jeffrey J. Owens, Member

Compensation Discussion and Analysis

Overview of Business and Results

Rogers Corporation designs, develops, manufactures and sells high-performance and high-reliability engineered materials and components to meet our customers' demanding challenges. We operate three strategic operating segments: Advanced Connectivity Solutions (ACS), Elastomeric Material Solutions (EMS) and Power Electronics Solutions (PES). The remaining operations, which represent our non-core businesses, are reported in the Other operating segment. We have a history of innovation and have established Innovation Centers for our research and development activities in Chandler, Arizona; Burlington, Massachusetts; Eschenbach, Germany; and Suzhou, China. We are headquartered in Chandler, Arizona.

Our growth strategy is based upon the following principles: (1) market-driven organization, (2) innovation leadership, (3) synergistic mergers and acquisitions, and (4) operational excellence. As a market-driven organization, we are focused on growth drivers, including advanced mobility and advanced connectivity. More specifically, the key trends currently affecting our business include, in the automotive industry, the increasing use of advanced driver assistance systems (ADAS) and increasing electrification of automotive vehicles, including electric and hybrid electric vehicles (EV/HEV) and new technology adoption in the telecommunications industry, including next generation wireless infrastructure. In addition to our focus on advanced mobility and advanced connectivity in the automotive and telecommunications industries, we sell into a variety of other markets, including general industrial, portable electronics, connected devices, aerospace and defense, mass transit, and renewable energy.

In 2019 as compared to 2018, our net sales increased 2.2% to $898.3 million, gross margin decreased approximately 40 basis points to 35.0%, operating income as a percentage of net sales decreased approximately 50 basis points to 12.3% and operating income decreased 2.0% to $110 million.

The ACS operating segment designs, develops, manufactures and sells circuit materials and solutions enabling high-performance and high-reliability connectivity for applications in wireless infrastructure (e.g., power amplifiers, antennas and small cells), automotive (e.g., ADAS, telematics and thermal solutions), aerospace and defense (e.g. antenna systems, communication systems and phased array radar systems), connected devices (e.g., mobile internet devices and thermal solutions) and wired infrastructure (e.g., computing and IP infrastructure) markets.

ACS net sales increased by 7.6% in 2019 compared to 2018. The increase in net sales was primarily driven by higher net sales in 5G wireless infrastructure and aerospace and defense markets, partially offset by lower net sales in 4G wireless infrastructure. Net sales were unfavorably impacted by the effects of trade tensions in 2019. Net sales were additionally unfavorably impacted by $6.1 million, or 2.1%, due to the depreciation in value of the Chinese renminbi and euro relative to the U.S. dollar.
Our EMS operating segment designs, develops, manufactures and sells engineered material solutions for a wide variety of applications and markets. These include polyurethane and silicone materials used in cushioning, gasketing and sealing, and vibration management applications for general industrial, portable electronics, automotive, mass transit, aerospace and defense, footwear and impact mitigation and printing markets; customized silicones used in flex heater and semiconductor thermal applications for general industrial, portable electronics, automotive, mass transit. aerospace and defense and medical markets; polytetrafluoroethylene and ultra-high molecular weight polyethylene materials used in wire and cable protection, electrical insulation, conduction and shielding, hose and belt protection, vibration management, cushioning, gasketing and sealing, and venting applications for general industrial, automotive and aerospace and defense markets.

EMS net sales increased by 5.9% in 2019 compared to 2018. The increase in net sales was primarily due to the $15.0 million of net sales in the first half of the year related to Griswold, which we acquired in July 2018, as well as higher net sales in the portable electronics market, partially offset by lower net sales in the general industrial market. Net sales were unfavorably impacted by the effects of trade tensions in 2019. Net sales were additionally unfavorably impacted by $5.9 million, or 1.7%, due to the depreciation in value of the Chinese renminbi, South Korean won and euro relative to the U.S. dollar.
The PES operating segment designs, develops, manufactures and sells ceramic substrate materials, busbars and cooling solutions for a variety of applications in EV/HEV, general industrial, mass transit, renewable energy, aerospace and defense and wired infrastructure markets.

PES net sales decreased by 11.1% in 2019 compared to 2018. The decrease in net sales was primarily driven by lower net sales in the general industrial, vehicle electrification, EV/HEV power interconnects and renewable energy markets, partially offset by higher net sales in the mass transit and power semiconductor substrate EV/HEV markets. Net sales were impacted by unfavorable currency fluctuations of $8.4 million, or 3.8%, due to the depreciation in value of the euro and Chinese renminbi relative to the U.S. dollar.

Named Executive Officers for 2019

Our Named Executive Officers (NEOs) for fiscal year 2019 are as follows:

Name	Title
Bruce D. Hoechner	President and Chief Executive Officer
Michael M. Ludwig	Senior Vice President, Chief Financial Officer and Treasurer
Robert C. Daigle	Senior Vice President and Chief Technology Officer
Jay B. Knoll	Senior Vice President, Corporate Development, General Counsel and Corporate Secretary
Peter B. Williams	Senior Vice President of Global Operations and Supply Chain*
Helen Zhang	Vice President Power Electronic Solutions, and President Rogers Asia**

* Mr. Williams joined Rogers in this role on July 22, 2019.
** Ms. Zhang was Senior Vice President and General Manager, Power Electronics Solutions and President, Rogers Asia through August 31, 2019, before taking the position of President, Rogers Asia and Senior Strategic Advisor to the Chief Executive Officer until her expected retirement on March 31, 2020.

Key Compensation Actions and Decisions

At our 2019 Annual Meeting of Shareholders, approximately 99% of the shares voted were voted in favor of our 2018 NEO compensation. Accordingly, in 2019, we maintained our commitment to the use of at-risk compensation (awards under our Long-Term Incentive Program (“LTIP”) and Annual Incentive Compensation Plan (“AICP”)), pay for performance, compensation transparency, and the pursuit of pay practices competitive with those of our peers.

•	Base Salary: Base salaries are targeted around the median of our peer group but will take into account experience and performance.

•
At-risk Compensation: At-risk compensation made up approximately 82% of our CEO’s target total direct compensation in 2019, approximately the same as 2018. For our remaining NEOs, other than Mr. Williams (who joined Rogers in 2019), at-risk compensation in 2019 made up approximately 67% of their target total direct compensation, on average, the same as 2018.

•
Performance-based Pay: Performance-based pay made up approximately 56% of our CEO’s target compensation in 2019 compared to 57% in 2018 and made up approximately 41% of target compensation in 2019 for our remaining NEOs, other than Mr. Williams (who joined Rogers in 2019), on average, compared to 44% in 2018.

•
Pay for Performance Measures: In 2019, we continued to employ multiple performance measures to balance short-term and long-term objectives. With respect to longer-term incentives, we continued the practice of granting performance-based restricted stock units (“RSUs”) tied to the Company’s three-year total shareholder return (“TSR”) measured relative to the TSR of a pre-established group of peer companies.

Role of Compensation and Organization Committee and the Decision-Making Process

The Compensation and Organization Committee (the “Committee” for purposes of this section) began its consideration of 2019 executive compensation by evaluating our compensation philosophy. The Committee affirmed our existing philosophy, reinforcing that our approach to compensation is fundamentally defined by our objective to efficiently recruit, retain and motivate the right executives to achieve outstanding business performance and create shareholder value. Specifically, the Committee seeks to provide competitive base salaries for our NEOs, and to leverage short-term and long-term variable compensation in line with performance to appropriately reward our NEOs for the value they create. To achieve these goals, we seek to provide opportunity for our executive officers and other senior managers to earn compensation that is competitive with other technology companies of comparable size, global reach and complexity. In addition, we strongly emphasize a culture of pay for performance in order to provide incentives and accountability for our executive officers and other senior managers in working toward the achievement of our financial, strategic and operational objectives. Accordingly, the Committee considers market compensation (overall and by element), Company performance, and individual performance, along with cost reasonableness, in setting executive compensation levels.

Role of Management

The Committee, in making executive compensation decisions, solicits input from management, as appropriate, with respect to individual and Company performance. The Committee receives recommendations and evaluations with respect to NEO compensation and performance from Mr. Hoechner (other than with respect to his own compensation). While Mr. Hoechner does not make a recommendation to the Committee with respect to his own compensation, he provides the Committee with a summary of his annual performance. The Committee considers this assessment in conjunction with materials provided by the Company’s Chief Human Resources Officer regarding Mr. Hoechner’s performance and recommended compensation. The Committee evaluates this input, as well as the compensation data provided by its compensation consultant, as it independently makes its assessments and compensation decisions.

Role of Compensation Consultants

The Committee is authorized to select and retain its own independent compensation consultant, and since 2017 has retained Compensia, Inc. (“Compensia” or “Consultant”). During its engagement, Compensia has advised the Compensation Committee on evolving best pay practices and pay ratio disclosure and provided competitive market data on executive officer compensation. The Committee annually reviews the independence of the Consultant as part of its standard governance practices and has determined that the Consultant is independent and that its work does not raise any conflict of interest.

Use of Peer Group Data

The Committee's use of peer group data demonstrates our focus on efficient recruitment and retention of executives who will drive our business performance and enhance shareholder value at a reasonable cost, while maintaining a competitive market position. The Committee regularly reviews the peer groups it uses to set NEO compensation.

In 2019, the Committee, in consultation with Compensia, determined that three companies in the 2018 peer group (Integrated Device Technology, Inc., Lydall Inc., and Ultra Clean Holdings Inc.) would be removed and replaced by three new companies (Kulicke and Soffa Industries Inc., MKS Instruments Inc., and Quaker Houghton Corporation) for our 2019 NEO compensation analysis, due to the recent acquisitions in the 2018 peer group and changes in revenue and market capitalization. The companies comprising the new peer group, which were selected in consultation with Compensia, are listed below.

2019 NEO Compensation Peer Group
Advanced Energy Industries, Inc.	GCP Applied Technologies, Inc.	MACOM Technology Solutions Holding, Inc.	Quaker Houghton Corporation
Brooks Automation, Inc.	II-VI Incorporated	Methode Electronics, Inc.	Semtech Corporation
Cabot Microelectronics Corporation	Ingevity Corporation	MKS Instruments Inc.	Silicon Laboratories, Inc.
Diodes Incorporated	Knowles Electronics, LLC	Monolithic Power Systems, Inc.	Versum Materials, Inc.
Entegris, Inc.	Kulicke and Soffa Industries Inc.	Novanta Inc.
Ferro Corporation	Littelfuse, Inc.

The Committee considered compensation data from the 2017 and 2018 proxy statements of these companies, with slight cost-of-living adjustments, when setting 2019 NEO compensation. Specifically, the Committee considered this peer group data when establishing the overall compensation packages for our NEOs and each element of compensation within those packages for 2019 and, as part of that process, evaluating target total cash compensation for each NEO (defined as base salary and target payments under our AICP) and target total direct compensation for each NEO (defined as base salary and target payments under our AICP and LTIP). In general, the Committee aims to set overall executive compensation, as well as each element of executive compensation, for each NEO around the median of the peer group with variations in each compensation element to account for tenure, experience, performance, responsibilities and expected contribution.

2019 Compensation

Compensation Mix

The Committee believes that executive compensation should include a competitive combination of base salary, annual incentive compensation and long-term incentive compensation that emphasizes performance and balances shorter-term results with execution of longer-term financial and strategic initiatives. The target total direct compensation mix for 2019 for Mr. Hoechner, our CEO, consisted of approximately 82% at-risk compensation, approximately the same as 2018. Target compensation mix on average for our other NEOs for 2019 (other than Mr. Williams, who joined Rogers in 2019) consisted of approximately 67% at-risk compensation, the same as 2018. The charts below illustrate the target pay mix for our CEO and the other NEOs for 2019:

Base Salary

Base salary is the fixed compensation element we provide to our executives based on their qualifications, experience, and regular contribution to the business. Our goal is to ensure that business decisions are in the hands of executives with proven track records, and our ability to efficiently recruit, retain and motivate such talented people depends in part on competitive base salaries. Adjustments to base salary in a given year are dependent upon many factors, including an executive’s tenure, internal equity across the executive team based on individual roles and contributions, market trends, the Company’s prior year performance, and general affordability based on business results. Base salary is generally subject to annual review, unless circumstances dictate otherwise. Generally, any base salary adjustments are effective at the beginning of the second quarter of the year.

The Committee began its assessment of 2019 NEO base salaries with an analysis of base salary relative to the base salaries paid to executives in similar positions at the companies in the peer group discussed above and aimed to set NEO base salaries around the median of the peer group. The Committee concluded that 2019 NEO base salaries for Mr. Daigle, Mr. Knoll, and Ms. Zhang should increase to reflect the competitive market environment and determined that the base salaries for Mr. Hoechner and Mr. Ludwig were aligned with the competitive market environment. Mr. Williams, who joined the Company in July 2019, had his base salary established by the Committee as part of the negotiation of his compensation package.

NEO	2018 Base Salary	2019 Base Salary	Base Salary % Change for 2019
Bruce D. Hoechner	$700,000	$700,000	0.0%
Michael M. Ludwig	$420,000	$420,000	0.0%
Robert C. Daigle	$370,000	$385,000	4.1%
Jay B. Knoll	$380,000	$395,000	3.9%
Peter B. Williams	-	$380,000	-
Helen Zhang(1)	$363,000	$373,000	2.8%

(1) Ms. Zhang is expected to retire on March 31, 2020. Year over year change is a result of a change in the exchange rates.

Annual Incentive Compensation Plan (AICP)

Our AICP is intended to compensate our executives for their annual contributions to the Company’s performance.  Consistent with the terms of the AICP, the Committee established a performance goal (the achievement of positive operating income, where operating income is adjusted to exclude restructuring and other non-recurring charges and gains, gains and losses on foreign currency transactions, and the effects of accounting changes and certain tax adjustments) and target and maximum potential payouts early in 2019. The Committee used the peer group data described above when evaluating and determining the target and maximum potential AICP awards for the then-serving NEOs in early 2019 and made market adjustments, where warranted by performance, to bring selected executives in line with the median of the peer group. In June 2019, the Company and Mr. Williams entered into an offer letter in connection with his appointment as Senior Vice President of Global Operations and Supply Chain, pursuant to which he was eligible to participate in the AICP for 2019, with a target bonus of 55% of his base salary, with any bonus awarded to be prorated to reflect his start date.

NEO	2019 Base Salary	Base Salary Percentage	2019 Target Payout	2019 Maximum Payout
Bruce D. Hoechner	$700,000	100%	$700,000	$2,500,000
Michael M. Ludwig	$420,000	65%	$273,000	$750,000
Robert C. Daigle	$385,000	55%	$211,750	$500,000
Jay B. Knoll	$395,000	55%	$217,250	$500,000
Peter B. Williams	$380,000	55%	$209,000	$500,000
Helen Zhang	$373,000	55%	$205,150	$500,000

Following the end of 2019, the Committee determined that the Company had generated positive annual operating income, thereby satisfying the performance goal. To assist in making decisions as to when, and to what extent, to exercise negative discretion to reduce awards otherwise payable under the AICP, the Committee then looked to each NEO’s achievement with respect to certain previously identified corporate/business unit and individual performance objectives.

The Committee considered the following corporate performance measures in its deliberations (dollars in millions):

Performance Metric	Threshold Performance (80% target payout)	Target Performance (100% target payout)	Maximum Performance (200% target payout)	2019 Performance(1)
Net sales	$753.7	$942.2	$1,130.6	$906.9
Operating income	$129.9	$162.4	$194.9	$141.4(2)
(1) The Committee excluded certain currency adjustments from net sales and operating income.
(2) Adjusted operating income, which the Company defines as operating income excluding acquisition-related amortization of intangible assets and discreet items.

With respect to Messrs. Hoechner, Ludwig, Daigle, Knoll, and Williams and Ms. Zhang, each corporate performance metric was assigned a 40% weight.

In addition to the metrics discussed above, the Committee assigned a 20% weight to achievement of annual individual performance metrics (“MBOs”) by each NEO. Mr. Hoechner established the MBOs for each NEO, other than himself, following consultation with the NEOs in early 2019. The Committee established Mr. Hoechner’s MBOs following consultation with Mr. Hoechner. The MBOs for the NEOs related to both quantitative performance objectives, including achievement of the annual financial plan and sales, operating efficiencies, and safety goals, and qualitative performance objectives, including updating the corporate/business unit growth strategy, expanding the Company’s research and development pipeline, and streamlining the Company’s financial reporting process. After the end of the year, Mr. Hoechner evaluated the performance of each NEO, other than himself, against his MBOs and provided his evaluation to the Committee. The Committee evaluated Mr. Hoechner’s performance following discussions with Mr. Hoechner and after performing its own assessment of Mr. Hoechner’s performance against his MBOs.

Following consideration of each NEO’s achievement of the performance metrics discussed above, the Committee awarded the following AICP payouts to the NEOs:

NEO	Actual AICP Payout
Bruce D. Hoechner	$495,600
Michael M. Ludwig	$211,744
Robert C. Daigle	$165,059
Jay B. Knoll	$158,158
Peter B. Williams(1)	$85,342
Helen Zhang	$134,758
(1) Mr. Williams' hire date was July 22, 2019, and his award was prorated.

Long-Term Incentive Compensation

Our LTIP is intended to compensate our executives for their long-term contributions to Company performance, based upon metrics that closely align with long-term shareholder value. For our NEOs, we use a combination of time-based and performance-based RSUs to balance retention and attainment of financial and operational goals. The Committee believes that such long-term incentive compensation aligns the interests of our NEOs with the interests of our shareholders.

In early 2019, Mr. Hoechner recommended to the Committee the target total dollar value of the 2019 long-term incentive award for each then-serving NEO other than himself. The Committee considered these recommendations and data drawn from the peer group in a competitive market analysis prepared by Compensia, in establishing the target long term incentive award values below. The Committee concluded that an increase in the total LTIP award for each then-serving NEO was appropriate to bring target total direct compensation for these NEOs closer to the peer group median. Mr. Williams' offer letter provided for a grant of RSUs with an initial grant value of $300,000 in July 2019, consisting of 100% time-based RSUs.

NEO	Target LTIP Award	Performance-Based RSUs	Time-Based RSUs
Bruce D. Hoechner	$2,500,000	$1,500,000	$1,000,000
Michael M. Ludwig	$845,000	$507,000	$338,000
Robert C. Daigle	$525,000	$262,500	$131,250
Jay B. Knoll	$480,000	$240,000	$120,000
Peter B. Williams	$300,000	$0	$300,000
Helen Zhang	$480,000	$240,000	$120,000

Additional information regarding the equity awards provided to our NEOs during 2019, including, where applicable, the target and maximum number of shares, is set forth in both the “Grants of Plan-Based Awards for Fiscal Year 2019” table on page 26, and the “Outstanding Equity Awards at End of Fiscal Year 2019” table on page 27.

Performance-Based RSUs

Performance-based RSUs are settled in shares of our capital stock after a three-year performance period. The number of shares delivered under the performance-based RSUs can range from zero to 200% of the units in the target grant, depending on our actual performance, and settlement generally requires employment throughout the full three-year performance period. There are up to three outstanding performance-based RSU awards at any time. In 2019, the Committee concluded that performance tied solely to the Company’s three-year TSR performance relative to the Index (as defined below) remained appropriate given (i) the Company’s strategic focus on synergistic acquisition opportunities and (ii) the Committee’s focus on the selection of performance metrics that are appropriately challenging to achieve and efficient for the Committee to assess at the end of a performance period. The applicable performance metric was relative total shareholder return (“TSR”) measured as follows:

•
Our TSR performance is measured against the TSR of a specified group of peer companies selected by the Committee from within Standard and Poor’s Semiconductor/Semiconductor Equipment group and the Technology Hardware/Equipment Industry group at the time that each award is granted (the “Index”). The Committee believes that the Index is an appropriate group against which to measure the Company’s TSR. The Committee excludes from the Index any companies that cease to publicly report financial statement data to the SEC at any time during the performance period.

•
TSR performance is calculated for the Company and each of the companies in the Index by comparing the relevant company’s average daily closing common stock price for a specified period prior to the start of the performance period to its average daily closing common stock price for the corresponding period immediately preceding the end of the performance period. The calculation reflects adjustments for stock splits, reverse stock splits and similar extraordinary events that occur during the performance period. For performance-based RSU awards granted in 2017, the calculation disregards regular cash dividends, while performance-based RSU awards granted in 2018 and 2019 will reflect cash dividends paid during the performance period.

•
At the end of the performance period, the Committee compares the Company’s TSR to the TSR of the companies in the Index. The number of units earned at the end of the applicable three-year performance period is based on the Company’s TSR performance ranked against the TSR performance of the companies in the Index. The amount vested, if any, is determined on a straight-line basis based on the table set forth below.

Company Relative TSR Performance	Payout Percentage for TSR Performance
25%	0% (threshold)
30%	20%
35%	40%
40%	60%
45%	80%
50%	100% (target)
55%	120%
60%	140%
65%	160%
70%	180%
75%	200% (maximum)

The TSR performance scale is designed to be appropriately challenging, and there is a risk that the performance-based RSUs will not be earned or will be earned at less than 100% of target.

Results from 2017 – 2019 Performance-Based RSUs

Following the end of the 2017-2019 performance period, the Committee reviewed calculations of the Company’s relative TSR performance compared to the Index prepared by Compensia. Following this review, the Committee determined that the payout percentage for TSR performance was 200%. As a result, the Committee determined that Messrs. Hoechner, Daigle, and Knoll and Ms. Zhang had earned 200% of the target number of shares under these awards.

Time-Based RSUs

The Committee uses time-based RSUs to provide a long-term incentive vehicle that emphasizes retention. Annual time-based RSUs granted to our NEOs are generally subject to three-year ratable vesting and require our executives to remain continuously employed by the Company through the applicable vesting dates. See “Potential Payments on Termination or Change in Control” beginning on page 30 for information about the limited circumstances in which these awards could be subject to accelerated vesting. The value of the time-based RSUs ultimately earned is tied to the market price of the Company’s capital stock following the vesting period, and the Committee believes the awards align NEO interests with long-term shareholder interests. As noted above, the Committee granted time-based RSUs to the NEOs during 2019. In addition, portions of time-based RSUs granted in 2016, 2017, and 2018 vested in 2019.

Other Benefits

We also provide our NEOs with the following additional benefits:

•	Section 401(k) and health and welfare benefits, including life insurance, on substantially the same terms and conditions as they are provided to most of our other employees;

•	A non-qualified funded deferred compensation plan that allows executives to defer salary and bonus and receive matching contributions on deferred amounts on a cost-effective tax-advantaged basis;

•
Severance and change-in-control protection to U.S.-based NEOs to increase retention and mitigate potential conflicts of interest when NEOs perform their duties in connection with a potential change in control transaction; and

•	Physicals as part of an annual executive physical program.

In addition, in 2019, the Company provided Mr. Williams with a sign-on bonus of $150,000 and payment of relocation expenses incurred in connection with his relocation to Arizona. In addition, the Company provided Ms. Zhang with an allowance for housing and travel (including an automobile), an element of compensation commonly provided by international companies operating in China. Mr. Daigle also received benefits under our pension plans during 2019. See "Pension Benefits at End of Fiscal Year 2019 Table" beginning on page 30 for additional information.

Stock Ownership Guidelines

Stock ownership guidelines help to foster a focus on long-term growth. The Company’s stock ownership guidelines provide as follows: CEO stock ownership should reach three times base salary within five years of service as CEO, while NEOs other than the CEO are expected to own Company stock valued at least two times base salary no later than the completion of five years of service as an executive officer. For additional information regarding our hedging, margin and pledging policies, please see "Corporate Governance Practices" on page 10.

As of March 5, 2020, Messrs. Hoechner, Daigle, and Knoll held Company shares exceeding the applicable stock ownership guidelines. Messrs. Ludwig and Williams (both of whom are in their first five years of service) are making progress towards meeting our stock ownership guidelines.

Compensation Recovery Policy

The Company has a compensation recovery policy in place to recover any compensation earned by or paid to an executive officer based on any financial result or operating objective that was impacted by the officer’s misconduct.

Risk Considerations Related to Compensation

The Committee does not believe that our compensation programs encourage risks that are reasonably likely to have a material adverse effect on the Company. This belief is based on the following:

•	Our compensation philosophy and strategy are reviewed by the Committee on an annual basis in an effort to align executive compensation with our business strategy.

•
At-risk pay comprises a substantial portion of our executives’ target total direct compensation, with company or business unit and individual performance having a meaningful effect on payouts to our NEOs. In connection therewith, performance of the CEO and the other NEOs are evaluated by the Committee each year, and that evaluation is used as the basis for future compensation decisions.

•	Equity awards for our executives are earned or vest over a three-year period, which the Committee believes discourages undue short-term risk taking.

•	Equity represents a significant component of our executives’ target total direct compensation, and payouts with respect to at least 50% of our equity awards are contingent on Company performance.

•	Our stock ownership guidelines seek to encourage a long-term perspective by our executives.

•	The Committee engages an independent compensation consultant.

•	The Committee reserves negative discretion to lower compensation plan payouts.

•
We have a compensation recovery policy in place to recover any compensation earned by or paid to an executive officer based on any financial result or operating objective that was impacted by the officer’s misconduct.

Compensation and Organization Committee Interlocks and Insider Participation

None of the Compensation and Organization Committee members (Keith L. Barnes, Michael F. Barry, Jeffrey J. Owens, Helene Simonet, or Peter C. Wallace):

•	Has ever been an officer or employee of the Company;

•	Is or has been a participant in a related party transaction with the Company (see “Related Party Transactions” for a description of our policy on related party transactions); or

•	Has any other interlocking relationships requiring disclosure under applicable SEC rules.

Compensation and Organization Committee Report

The Compensation and Organization Committee of the Board of Directors of Rogers Corporation reviewed and discussed this Compensation Discussion and Analysis set forth above with management and, based upon such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

March 16, 2020

Members of the Compensation and Organization Committee

Keith L. Barnes, Chairperson
Michael F. Barry, Member
Jeffrey J. Owens, Member
Helene Simonet, Member
Peter C. Wallace, Member

Fiscal Year 2019 Summary Compensation Table

The following table sets forth summary information concerning compensation paid or accrued for services rendered to the Company by our NEOs during the year ended December 31, 2019.

Name and Principal Position	Years Covered	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensa-tion	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(2)	All Other Compensa-tion(3)
								Total
Bruce D. Hoechner	2019	$700,062		$2,781,208	$495,600	$—	$59,302	$4,036,172
President and Chief	2018	$690,817		$2,289,717	$595,000	$—	$98,177	$3,673,711
Executive Officer	2017	$651,923		$2,021,723	$1,054,680	$—	$78,851	$3,807,177

Michael M. Ludwig	2019	$420,000		$940,127	$211,744	$—	$17,063	$1,588,934
Sr VP Finance, Chief	2018	$113,077	$273,000(4)	$851,580	$62,667		$2,820	$1,303,144
Financial Officer and
Treasurer

Robert C. Daigle	2019	$381,545		$584,100	$165,059	$37,653(5)	$30,498	$1,198,855
Sr VP and Chief	2018	$366,790		$444,111	$153,000	$154,466	$36,872	$1,155,239
Technology Officer	2017	$353,462		$455,487	$282,144	$120,095	$95,291	$1,306,479

Jay Knoll	2019	$391,539		$534,140	$158,158	$—	$24,534	$1,108,371
Sr VP Corp Development,	2018	$376,540		$422,269	$153,000	$—	$35,781	$987,590
General Counsel & Secretary	2017	$361,539		$415,532	$282,760	$—	$17,724	$1,077,555

Peter Williams	2019	$160,769	$150,000(6)	$337,519	$85,342	$—	$157,354	$890,984
Sr VP Global Operations
and Supply Chain

Helen Zhang	2019	$309,974		$534,140	$134,758	$—	$94,278	$1,073,151
Sr VP PES and	2018	$352,636		$400,428	$202,000	$—	$109,499	$1,064,563
President Rogers Asia(7)	2017	$320,928		$455,487	$301,516(8)	$—	$108,523	$1,186,454

(1)
Reflects the aggregate grant date fair value of the performance-based RSUs and time-based RSUs granted during each listed year. The grant date fair value of the performance-based RSUs is based on the probable outcome (as of the grant date) of the performance conditions applicable to those grants. For this purpose, the probable outcome was considered to be the compensation cost over the performance period that would have resulted if the Company achieved target performance during the performance period. The grant date fair value of the time-based RSUs reported above is based on the closing price per share of Rogers’ capital stock on the grant date. The grant date for all but Mr. Williams is February 7, 2019. Mr. Williams' grant date was July 22, 2019.

(2)
Reflects the aggregate change in the accumulated present value of Mr. Daigle’s accumulated benefit under the Pension Plan and Pension Restoration Plan for each listed year. Information regarding the calculation of these amounts can be found in the “Pension Benefits at End of Fiscal Year 2019” table and “Non-Qualified Deferred Compensation at End of Fiscal Year 2019” table beginning on page 28.

(3)	With respect to 2019, reflects the total amount of All Other Compensation reported in the “All Other Compensation for Fiscal Year 2019” table set forth on page 25.

(4)	Mr. Ludwig received a $273,000 sign-on bonus and $2,820 in other compensation in 2018.

(5)
The Pension Plan was terminated and substantially settled in late 2019. The actuarial present value of Mr. Daigle's accumulated pension benefit decreased by $17,351 during 2019 under the Pension Restoration Plan and increased by $55,004 during 2019 under the Pension Plan. In 2019, Mr. Daigle received a lump sum payment in connection with the termination of the Rogers Corporation Pension Restoration Plan.

(6)	Mr. Williams received a sign-on bonus in 2019.

(7)
For Ms. Zhang’s 2019 compensation, dollar amounts were determined using a 2019 12-month average currency exchange rate of 6.907353 CNY per USD. The same exchange rate has been applied, where applicable, to Ms. Zhang’s compensation information in the remaining compensation tables. Ms. Zhang’s annual salary (as approved by the Committee) was $373,000 for 2019, $363,000 for 2018, and $355,000 for 2017. The variations between these amounts and those shown in the table reflect fluctuations in currency exchange rates, timing of payment due to local payment practices, and other factors. Additionally, there was a change in the payroll cycles in China which negatively affected her pay for 2017.

(8)	The non-equity incentive plan compensation for Ms. Zhang in 2017 was inadvertently overreported in prior proxy statements and has been corrected in this summary compensation table.

All Other Compensation for Fiscal Year 2019 Table

The following table sets forth aggregate amounts of all other compensation earned by the NEOs or accrued by the Company for the year ended December 31, 2019 on behalf of the NEOs. Rogers does not provide any additional perquisites to its NEOs other than what is reported in the table below. The total amount reflected below is set forth in the “All Other Compensation” column of the “Fiscal Year 2019 Summary Compensation Table” on page 24.

Name	401(k) Match	Relocation, Housing and Transportation Allowance	Executive Physical	Life Insurance Premiums	Deferred Compensation Company Match	All Other Compensation Total

Bruce D. Hoechner	$9,800	$—	$7,771	$2,880	$38,851	$59,302

Michael M. Ludwig	$9,800	$—	$4,383	$2,880	$—	$17,063

Robert C. Daigle	$9,800	$—	$—	$2,880	$17,818	$30,498

Jay B. Knoll	$9,800	$—	$2,595	$2,880	$9,259	$24,534

Peter B. Williams	$4,038	$152,116(1)	$—	$1,200	$—	$157,354

Helen Zhang	$—	$62,236(2)	$2,868	$29,174(3)	$—	$94,278

(1)	Represents payment of Mr. Williams' new hire relocation costs.

(2)	Represents Ms. Zhang's allowance for housing, auto, and flights.

(3)	Represents the Company’s payment of Supplementary Insurance Allowance ($26,059), and Statutory Benefits ($3,115).

Grants of Plan-Based Awards for Fiscal Year 2019 Table

The following table shows all plan-based awards granted to the NEOs during fiscal year 2019. The awards under the AICP are cash awards, and the time-based RSUs and performance-based RSUs are non-cash awards (i.e., equity awards). The equity awards identified in the table below are also reported in the “Outstanding Equity Awards at End of Fiscal Year 2019” table beginning on page 27 and the “Fiscal Year 2019 Summary Compensation Table” on page 24.

Name	Grant Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards (Expressed in Shares)(1)			All other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards

		Threshold	Target	Maximum	Threshold	Target	Maximum
Bruce D. Hoechner			$700,000	$2,500,000
	2/7/2019							8,889	$1,112,483
	2/7/2019					13,334	26,668		$1,668,725
Michael M. Ludwig			$273,000	$750,000
	2/7/2019							3,005	$376,051
	2/7/2019					4,507	9,014		$564,076
Robert C. Daigle			$211,750	$500,000
	2/7/2019							2,334	$292,100
	2/7/2019					2,334	4,668		$292,100
Jay B. Knoll			$217,250	$500,000
	2/7/2019							2,134	$267,070
	2/7/2019					2,134	4,268		$267,070
Peter B. Williams			$209,000	$500,000				920	$337,519
Helen Zhang			$205,150	$500,000
	2/7/2019							2,134	$267,070
	2/7/2019					2,134	4,268		$267,070

(1)
Represents performance-based RSUs where the actual number of shares to be issued will vary depending upon the Company’s TSR relative to Index companies during the Company’s 2019 through 2021 performance cycle. These Index companies were selected by the Committee at the time of grant, as described in Compensation Discussion and Analysis.

Additional Information Regarding (i) the Fiscal Year 2019 Summary Compensation Table and (ii) Stock Awards Shown in Grants of Plan-Based Awards for Fiscal Year 2019 Table

Time-Based and Performance-Based RSUs

The Committee converts each NEO’s target long-term incentive award value into a number of target shares using the average closing price per share of Rogers’ capital stock for the 30 trading days prior to the grant date. The share price used in 2019 for LTIP awards was $112.50, based on the average closing price per share of Rogers’ capital stock for the 30 trading days prior to the February 7, 2019 grant date. RSU awards for NEOs (other than Mr. Hoechner and Mr. Ludwig) are generally comprised of 50% performance-based and 50% time-based RSUs, while RSU awards for Mr. Hoechner and Mr. Ludwig are comprised of 60% performance-based and 40% time-based RSUs. Each NEO receiving performance-based RSUs may earn up to twice the target award if actual performance exceeds target levels.

Outstanding Equity Awards at End of Fiscal Year 2019 Table

The following table contains information regarding outstanding equity awards held by the NEOs as of December 31, 2019. Time-based RSUs are reported in the first two columns of the table. Performance-based RSUs are reported under the subheading “Equity Incentive Plan.”

				Equity Incentive Plan
	Grant Date	Number of Shares of Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
Bruce D. Hoechner	2/9/2017	3,375	$420,964
	2/8/2018	4,200	$523,866
	2/7/2019	8,889	$1,108,725
	2/9/2017			30,350	$3,785,556
	2/8/2018			18,850	$2,351,161
	2/7/2019			26,668	$3,326,300
Michael M. Ludwig	9/17/2018	1,600	$199,568
	2/7/2019	3,005	$374,814
	9/17/2018			7,200	$898,056
	2/7/2019			9,014	$1,124,316
Robert C. Daigle	2/9/2017	950	$118,494
	2/8/2018	1,016	$126,726
	2/7/2019	2,334	$291,120
	2/9/2017			5,700	$710,961
	2/8/2018			3,050	$380,427
	2/7/2019			4,668	$582,240
Jay B. Knoll	2/9/2017	867	$108,141
	2/8/2018	967	$120,614
	2/7/2019	2,134	$266,174
	2/9/2017			5,200	$648,596
	2/8/2018			2,900	$361,717
	2/7/2019			4,268	$532,348
Peter B. Williams	7/22/2019	920	$114,752
Helen Zhang	2/9/2017	950	$118,494
	2/8/2018	917	$114,337
	2/7/2019	2,134	$266,174
	2/9/2017			5,700	$710,961
	2/8/2018			2,750	$343,008
	2/7/2019			4,268	$532,348

(1)
Represents 2017, 2018, and 2019 time-based RSUs that generally vest in equal one-third increments on each of the first three anniversaries of the grant date, provided that the executive is still employed by the Company. For the 2017, 2018, and 2019 awards, accelerated pro-rata vesting applies in case of death, disability or termination of employment after attaining at least 60 years of age and completing five years of service and in certain cases, in connection with a change in control. See the discussion under “Potential Payments on Termination or Change in Control” beginning on page 30.

(2)	Calculation based on the closing price of the Company’s capital stock of $124.73 per share on December 31, 2019.

(3)
Represents 2017, 2018, and 2019 performance-based RSUs outstanding as of December 31, 2019. The disclosed amounts for these awards reflect the maximum possible payout (200%). Except as described below in connection with a change in control, payment of shares earned based on performance generally requires that the executive remain employed on the last day of the fiscal year in the relevant performance period.

Stock Vested for Fiscal Year 2019 Table

The following table sets forth time-based and performance-based RSUs for all NEOs that vested during 2019. No options were exercised by NEOs during 2019.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized Upon Vesting(1)
Bruce D. Hoechner	44,967	$5,639,760
Michael M. Ludwig	800	$116,800
Robert C. Daigle	12,426	$1,558,468
Jay B. Knoll	10,800	$1,354,536
Peter C. Williams	—	—
Helen Zhang	12,142	$1,522,847

(1)	With respect to performance-based RSUs, reflects the shares earned for performance during the 2016-2018 period at the closing price per share on the date of vesting.

Pension Benefits at End of Fiscal Year 2019 Table

The table below sets forth information regarding the present value as of December 31, 2019 of the accumulated pension benefits of the NEOs. The present values were determined using assumptions consistent with those outlined in Note 11 to the Financial Statements of the 2019 Form 10-K.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During the Last Fiscal Year
Bruce D. Hoechner(1)	Rogers Corporation Pension Plan	—	—	—
	Rogers Corporation Pension Restoration Plan	—	—	—
Michael M. Ludwig(1)	Rogers Corporation Pension Plan	—	—	—
	Rogers Corporation Pension Restoration Plan	—	—	—
Robert C. Daigle	Rogers Corporation Pension Plan	25	—(2)	$1,022,510(3)
	Rogers Corporation Pension Restoration Plan	25	$184,702	—
Jay Knoll(1)	Rogers Corporation Pension Plan	—	—	—
	Rogers Corporation Pension Restoration Plan	—	—	—
Peter Williams(1)	Rogers Corporation Pension Plan	—	—	—
	Rogers Corporation Pension Restoration Plan	—	—	—
Helen Zhang(1)	Rogers Corporation Pension Plan	—	—	—
	Rogers Corporation Pension Restoration Plan	—	—	—

(1)	Salaried employees hired after December 31, 2007 are ineligible to participate in Rogers Corporation’s Pension Plan or Pension Restoration Plan.

(2)	The present value of accumulated benefit as of December 31, 2019, is zero as a result of the termination of the Rogers Corporation Pension Plan as described below.

(3)	Mr. Daigle received a lump sum payment in connection with the termination of the pension plan as described below.

Rogers previously maintained the Rogers Corporation Defined Benefit Pension Plan, a tax-qualified defined benefit pension plan (the "Pension Plan") and currently maintains a non-qualified unfunded pension plan (the "Pension Restoration Plan"). Benefit accrual under both plans ceased as of June 30, 2013.

Pension Plan

The Pension Plan was terminated effective October 31, 2017. Pursuant to an agreement entered into on October 17, 2019, the Pension Plan’s remaining liabilities and associated assets were transferred to a third-party annuity provider. In connection with the termination of the Pension Plan, participants who had not already commenced benefits were given a one-time opportunity in mid-2019 to receive benefits under the Pension Plan, regardless of age or employment status. During the plan termination, an eligible participant, including Mr. Daigle, could elect payment in the form of a lump sum or an immediate annuity. In connection with the plan termination, Mr. Daigle elected to receive a lump sum payment in the amount of $1,022,510. The payment has been made and Mr. Daigle is not entitled to any further payments or benefits under the Pension Plan.

Pension Restoration Plan

Benefits under the Pension Restoration Plan are only payable in a lump sum. The lump sum amount is calculated using mortality tables applicable to tax qualified plans under IRS rules and an interest rate equal to the average of the annual interest rates on 10-year U.S. Treasury notes over the five years (as reported on September 1) prior to the year of employment termination plus 20 basis points. In general, the benefit under the Pension Restoration Plan is paid six months and one day following the termination of employment.

Non-Qualified Deferred Compensation at End of Fiscal Year 2019 Table

This table provides information about the Voluntary Deferred Compensation Plan for Key Employees (the “Plan”) maintained for the benefit of our NEOs. An NEO may only earn nonqualified deferred compensation by electing to defer receipt of compensation that would otherwise be payable to him or her in cash. The amounts shown in the column “Executive Contributions” reflect deferrals of NEO salaries earned in 2019 and, with respect to Messrs. Hoechner and Daigle, the 2018 AICP award which was payable in 2019. If the NEOs had not chosen to defer this compensation, we would have paid these amounts to the NEOs in cash in 2019.

	Executive	Registrant	Aggregate		Aggregate
	Contributions in	Contributions in	Earnings in the	Aggregate	Balance at Last
	the Last Fiscal	the Last Fiscal	Last Fiscal	Withdrawals	Fiscal Year
Name	Year(1)	Year(2)	Year(3)	Distribution	End
Bruce D. Hoechner	$70,704	$38,851	$104,778	$—	$924,352
Michael M. Ludwig	$—	$—	$—	$—	$—
Robert C. Daigle	$156,495	$17,818	$295,485	$—	$1,454,940
Jay B. Knoll	$23,492	$9,259	$25,466	$—	$136,295
Peter B. Williams	$—	$—	$—	$—	$—
Helen Zhang(4)	$—	$—	$—	$—	$—

(1)
Deferred earnings are included in the “Salary” (Messrs. Hoechner, Daigle, and Knoll) and “Non-Equity Incentive Plan Compensation” (Messrs. Hoechner, Daigle, and Knoll) columns of the Fiscal Year 2019 Summary Compensation Table on page 24.

(2)	Reflects 2019 matching credit on executive contributions; included in the “Deferred Compensation Company Match” column in the All Other Compensation Table on page 25.

(3)	Reflects interest and investment returns on balances in 2019.

(4)	Ms. Zhang is not eligible to participate in the Plan.

The Plan allows participants to elect to defer up to 100% of their annual bonus and 50% of their base salary. The Plan allows for the participant to make investment elections similar to the qualified 401(k) plan. The participants’ balances and any earnings thereon will be reflected on the Company’s books as general unsecured obligations of the Company. All payments under the Plan will come from the general assets of the Company. The Company has placed assets to pay plan benefits in a Rabbi Trust to protect the assets against a change in control in the ownership or management of the Company. Once a change in control occurs, the assets may only be used to pay the promised benefit to participants, except in the event of the Company’s bankruptcy or insolvency. In the event of such an occurrence, Rabbi Trust assets are treated like all other corporate assets and are subject to the claims of all general creditors of the Company. Participants will be considered a general creditor and will have no greater rights to their balance than other general creditors.

The minimum dollar amount deferred for any year is $4,000 of salary and/or $4,000 of bonus. Compensation deferred after 2009 is only paid in cash.

A Company match is credited on all salary and bonus deferrals but with the amount of the match being equal to the rate of the 401(k) Company match (which is currently 100% of the first 1% and 50% of the next 5% of eligible compensation). The Company match on deferrals is made in cash. Each participant has a fully vested interest in the Company match.

Payment(s) of deferred amounts with respect to the deferrals made for a specific year will commence on April 15th of the year following the passage of the number of years specified by the individual in the deferral election for that year, or 30 days after the participant ceases to be an employee. Payment elections are made at the time of the deferral election. Payments are made in a lump sum or installments over a period of not more than 10 years. Any requested changes in the timing of the payments by participants must result in the extension of the existing payment date by at least an additional five years. Accelerated payment may occur upon a change in control or a bona fide unforeseen financial hardship. Payments made upon a participant’s separation from service may be delayed six months, if necessary, to avoid penalties under Internal Revenue Code Section 409A. To the extent permitted under Internal Revenue Code Section 409A, certain amounts in a participant’s deferred compensation account, such as amounts deferred and vested prior to January 1, 2005, are not subject to Section 409A.

Potential Payments on Termination or Change in Control

The section below describes the payments that may be made to NEOs upon termination of employment, retirement, death, or disability or in connection with a change in control.

Payments Made Upon Termination

An NEO may be entitled to receive the following amounts earned during his/her term of employment regardless of the manner in which an NEO’s employment terminates, except where indicated to the contrary below:

•	Unpaid base salary through the date of termination;

•
Any unpaid award under the AICP with respect to a completed performance period and all vested equity awards granted under the Rogers’ equity compensation plans (except in the event of termination for cause);

•	All accrued and vested benefits under the Pension Restoration Plan and under the Voluntary Deferred Compensation Plan For Key Employees, as described on page 29; and

•	All other benefits under the Company’s compensation and benefit programs that are available to all salaried employees and do not discriminate in scope, terms or operation in favor of the NEOs.

Payments Made Upon Retirement

In the event of the retirement of an NEO, in addition to the items listed under the heading Payments Made Upon Termination, the retiring NEO will receive the following benefits:

•	Payment of a pro-rata portion of the NEO’s AICP award for the performance year in which the termination occurs, based on actual performance; and

•	Vesting of a pro-rata portion of time- and performance-based grants, provided that the NEO is at least 60 years old and has at least five years of service at Rogers.

Payments Made Upon Death or Disability

In the event of the death or disability (as defined in the applicable compensation program), in addition to the benefits listed under the heading Payments Made Upon Termination above, the NEO will receive the following:

•	Benefits under Rogers’ disability plan or payments under Rogers’ life insurance plan, as appropriate;

•
Vesting of a pro-rata portion of any performance-based RSUs based on employment and the Company’s actual performance during the performance period. Shares with respect to vested units will be paid at the end of the performance period;

•	Vesting of a pro-rata portion of any time-based RSUs based on employment during the vesting period; and

•	Payment of a pro-rata portion of the NEO’s AICP award for the performance year in which the termination occurs based on actual performance.

Additional Payments Made Upon Involuntary Termination of Employment Without Cause Prior to a Change in Control or in Connection with a Change in Control

The Rogers Corporation Severance Plan (the “Severance Plan”) is intended to (1) provide a market-based severance program to recruit and retain executives on competitive terms, (2) standardize the Company’s current severance practices for executives, and (3) enhance protections for the Company in connection with executive transitions. In order to participate in the Severance Plan, an executive must execute a participation agreement (the “Participation Agreement”) providing that severance payments and benefits provided under the Severance Plan are in lieu of any other severance payments or benefits to which they would have been entitled from the Company. Each of Messrs. Hoechner, Ludwig, Daigle, Knoll, and Williams (collectively, the "covered NEOs") participate in the Severance Plan.

The Severance Plan will provide benefits to a covered NEO if that NEO (i) is involuntarily terminated by the Company for any reason other than for cause or (ii) terminates his employment with the Company for good reason (each referred to as a “Qualifying Termination”). Benefits under the Severance Plan include:

•
for Mr. Hoechner, a lump sum cash payment equal to the following: (A) the amount determined by multiplying the sum of his base salary and target annual bonus by two if the Qualifying Termination does not occur within two years after a change in control, and (B) the amount determined by multiplying the sum of his base salary and target annual bonus by 2.5 if the Qualifying Termination occurs within two years after a change in control;

•
for covered NEOs other than Mr. Hoechner, a lump sum cash payment equal to the following: (A) the covered NEO’s base salary if the Qualifying Termination does not occur within one year after a change in control (as defined in the Severance Plan) or before the third anniversary of the covered NEO’s participation in the Severance Plan, (B) the sum of the covered NEO’s base salary and target annual bonus if the Qualifying Termination does not occur within one year after a change in control but occurs before the third anniversary of the covered NEO’s participation in the Severance Plan, or (C) the amount determined by multiplying the sum of the covered NEO’s base salary and target annual bonus by two if the Qualifying Termination occurs within one year after a change in control;

•
subsidized premium payments for continuation of medical and dental insurance coverage following the Qualifying Termination for (A) 12 months, or (B) for Mr. Hoechner or if the Qualifying Termination occurs within one year after a change in control, 18 months; and

•
reasonable outplacement services (with a value not to exceed $50,000) during (A) the 12-month period (24-month period for Mr. Hoechner) immediately following the Qualifying Termination, or (B) if the Qualifying Termination occurs within one year after a change in control, the 24-month period (30-month period for Mr. Hoechner, but not beyond the end of the second calendar year after the Qualifying Termination) immediately following the Qualifying Termination.

The Severance Plan also provides that the value of, and rights attendant to, each equity-based award held by a covered NEO will be preserved or the award will be cashed out in a manner consistent with the plan and award agreement under which the award is issued. Benefits under the Severance Plan are also conditioned upon the NEO’s execution of a general release and separation agreement and compliance with covenants regarding non-competition, non-solicitation, non-disparagement, and confidentiality.

Confidentiality and Non-Compete Agreements

The Company has entered into confidentiality and non-compete agreements with most of its salaried employees, including its NEOs. These agreements generally prohibit the NEOs from accepting employment with a competitor of the Company for two years following termination of employment. If an NEO terminates employment prior to a change in control and cannot obtain employment at a rate of compensation at least equal to the rate in effect upon terminating employment with Rogers during this period, the NEOs may become entitled to additional payment from the Company. This payment will equal the difference between the executive’s current compensation and his or her last regular rate of compensation with the Company, reduced by any retirement or severance income. In lieu of making payments on account of an employment termination prior to a change in control, the Company can waive its rights to enforce the non-compete agreement.

Post Termination Table

The following table was prepared as though the triggering event took place on December 31, 2019, using the closing share price of Rogers’ common stock of $124.73 as of December 31, 2019. The amounts under the column labeled “Termination by Rogers without Cause or by NEO for Good Reason on or after a Change in Control” assume that a change in control occurred after December 31, 2019, with the Severance Plan in place.

Summary of Separation Benefits	Termination by Rogers without Cause or by NEO for Good Reason absent a CIC		Termination by Rogers without Cause or by NEO for Good Reason on or after a CIC		Termination Due to Death or Disability		Termination Due to Retirement(8)
Bruce D. Hoechner
Cash Severance	$2,800,000	(1)	$3,500,000	(4)	$495,600		$495,600
Accelerated Vesting of Unvested Equity	$—		$3,716,716	(5)	$1,187,970	(7)	$1,187,970(7)
Benefits Continuation	$36,668	(2)	$36,668	(6)	$—		$—
Retirement Benefits	$—		$—		$—		$—
Outplacement Services	$50,000	(3)	$50,000	(3)	$—		$—
Total Pre-Tax Payment	$2,886,668		$7,303,384		$1,683,570		$1,683,570
Mike Ludwig
Cash Severance	$693,000	(1)	$1,386,000	(4)	$211,744		$—
Accelerated Vesting of Unvested Equity	$—		$1,165,644	(5)	$297,487	(7)	$—
Benefits Continuation	$18,011	(2)	$27,016	(6)	$—		$—
Retirement Benefits	$—		$—		$—		$—
Outplacement Services	$50,000	(3)	$50,000	(3)	$—		$—
Total Pre-Tax Payment	$761,011		$2,628,659		$479,231		$—
Robert C. Daigle
Cash Severance	$596,750	(1)	$1,193,500	(4)	$165,059		$—
Accelerated Vesting of Unvested Equity	$—		$827,545	(5)	$302,253	(7)	$—
Benefits Continuation	$14,557	(2)	$21,836	(6)	$—		$—
Retirement Benefits	$—		$380,248	(8)	$—		$—
Outplacement Services	$50,000	(3)	$50,000	(3)	$—		$—
Total Pre-Tax Payment	$661,307		$2,473,129		$467,312		$—
Jay B. Knoll
Cash Severance	$612,250	(1)	$1,224,500	(4)	$158,158		$—
Accelerated Vesting of Unvested Equity	$—		$761,022	(5)	$279,043	(7)	$—
Benefits Continuation	$24,118	(2)	$36,177	(6)	$—		$—
Retirement Benefits	$—		$—	(8)	$—		$—
Outplacement Services	$50,000	(3)	$50,000	(3)	$—		$—
Total Pre-Tax Payment	$686,368		$2,071,699		$437,201		$—
Peter B. Williams
Cash Severance	$589,000	(1)	$1,178,000	(4)	$85,342		$—
Accelerated Vesting of Unvested Equity	$—		$229,503	(5)	$21,102	(7)	$—
Benefits Continuation	$24,445	(2)	$36,668	(6)	$—		$—
Retirement Benefits	$—		$—	(8)	$—		$—
Outplacement Services	$50,000	(3)	$50,000	(3)	$—		$—
Total Pre-Tax Payment	$663,445		$1,494,171		$106,444		$—
Helen Zhang
Cash Severance	$—		$—		$—		$—
Accelerated Vesting of Unvested Equity	$—		$765,180	(5)	$285,122	(7)	$—
Benefits Continuation	$—		$—		$—		$—
Retirement Benefits	$—		$—		$—		$—
Outplacement Services	$50,000		$50,000		$—		$—
Total Pre-Tax Payment	$50,000		$815,180		$285,122		$—

(1) Represents cash severance pay equal to 1X the sum of the executive’s base salary plus target bonus (2X for Mr. Hoechner).
(2) Reflects Rogers’ cost to provide 12 months of continued medical, dental, and vision insurance (18 months for Mr. Hoechner).
(3) Represents the maximum value of outplacement services Rogers would provide.
(4) Represents cash severance pay equal to 2X the sum of the executive’s base salary plus target bonus (2.5X for Mr. Hoechner).
(5) If assumed, continued, or substituted by the surviving corporation or acquiring corporation, time-based RSUs granted under the Rogers Corporation 2009 Long-Term Equity Compensation Plan (the "2009 Plan") become fully vested, to the extent then unvested, upon a qualifying termination event occurring at any time after a Change in Control. Time-based RSUs granted under the Rogers Corporation 2019 Long-Term Compensation Plan (the "2019 Plan") are subject to the same treatment described in the preceding sentence, except that the qualifying termination event must occur within one year after a Change in Control. If not so assumed, continued, or substituted, time-based RSUs granted under the 2009 Plan or the 2019 Plan become fully vested on the change in control date. Performance-based RSUs granted under the 2009 Plan vest pro-rata on the change in control date based on the performance achieved (as determined by the Compensation and Organization Committee) during a truncated performance period ending as of the change in control. Performance-based RSUs granted under the 2019 Plan vest on the change in control date assuming that target performance has been achieved. The data reflects acceleration of the 2018 performance-based RSUs on a pro-rata basis based on estimated performance as of December 31, 2019 (0% of target for 2018 awards), and acceleration of the 2019 performance-based RSUs based on target performance.

(6) Reflects Rogers’ cost to provide 18 months of continued medical, dental, and vision insurance.
(7) Represents (i) vesting of the pro-rata portion of the performance-based RSUs (based on the probable level of achievement as of December 31, 2019) and (ii) vesting of the pro-rata portion of the time-based RSUs based on employment during the specified vesting period.

(8) Only Mr. Hoechner qualifies for retirement benefits as of December 31, 2019.

Proposal 2: Vote on a Non-Binding Advisory Resolution to Approve 2019 NEO Compensation

In accordance with Section 14A of the Exchange Act, we are requesting shareholder approval, on a non-binding advisory basis, of the compensation of our NEOs during 2019, as described under the heading “Compensation Discussion and Analysis” beginning on page 15.

Executive compensation is an important matter for Rogers and our shareholders. We believe that our executive compensation program provides an appropriate balance between salary and incentive compensation as well as an appropriate balance between risk and reward so that such compensation practices are strongly aligned with the long-term interests of our shareholders.

We urge you to carefully read the Compensation Discussion and Analysis section of this proxy statement for additional details on Rogers’ executive compensation, including Rogers’ compensation philosophy and the 2019 compensation of our NEOs. Our Board of Directors believes that our executive compensation program is effective in implementing our compensation philosophy.
Although the advisory vote is non-binding, our Compensation and Organization Committee will review the results and consider the outcome of this vote in making future determinations regarding our executive compensation program.

Vote Required and Recommendation of the Board of Directors

The advisory vote on the compensation of our NEOs will be approved by the affirmative vote of the majority of votes properly cast (i.e., the number of shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” the proposal). Abstentions and “broker non-votes” will have no effect on the outcome of the vote.

The Board of Directors recommends a vote “FOR” the approval, on a non-binding advisory basis, of the 2019 compensation of the NEOs of Rogers Corporation.

CEO Pay Ratio

In August 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the annual total compensation of the principal executive officer (the “Pay Ratio”). Our principal executive officer is our CEO, Mr. Hoechner. The Pay Ratio, as set forth below, is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

In 2017, we identified our median employee as a manufacturing employee located in Belgium. Because there has not been a meaningful change to our employee population or a change in employee compensation that the Company believes would result in a significant modification to the pay ratio disclosure, we are using this median employee for the calculation of our 2019 pay ratio.

We combined all of the elements of such median employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $41,968 (excluding any estimated retirement and health benefits) for the median employee. An exchange rate of 1.124 as of December 31, 2019 was used to convert Euros to United States Dollars.

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column (column (j)) of our Fiscal Year 2019 Summary Compensation Table on page 23 of this proxy statement.

Median Employee annual total compensation	$41,968
CEO annual total compensation	$4,036,172
Ratio of CEO to Median Employee compensation	96.2 to 1.0

Proposal 3: Ratification of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm

We are asking our shareholders to ratify the selection of PwC as our independent registered public accounting firm for 2020. Although ratification is not required by our bylaws or otherwise, the Board is submitting this proposal as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent auditor. Even if the selection is ratified, the committee may select a different independent auditor at any time during the year if it determines that doing so would be in the best interests of Rogers and our shareholders. Rogers expects representatives of PwC to attend the Annual Meeting of Shareholders. They will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

Fees of Independent Auditor

The following table sets forth the aggregate fees billed to Rogers by PwC for the 2019 and 2018 fiscal years. The audit fee decrease from 2018 to 2019 was related to the Company's acquisitions in 2018.

	2019	2018
Audit Fees(1)	$2,905,500	$3,100,000
Audit-Related Fees(2)	$9,653	$19,750
Tax Fees(3)	$163,669	$195,600
All Other Fees(4)	$6,900	$6,900
Total	$3,085,722	$3,322,250

(1)
Audit fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the independent auditor in connection with statutory and regulatory filings, audit procedures related to acquisitions or other services to comply with GAAS. Amounts also include fees for the required audit of the Company’s internal control over financial reporting.

(2)
Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements that are not reported under “Audit Fees.” This category includes fees related primarily to accounting consultations and regulatory filings.

(3)
Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance and tax planning and compliance in connection with acquisitions and international tax planning.

(4)
All other fees consist of fees for products and services other than the services reported above, including subscriptions services to PwC’s online resources for accounting and auditing technical research and disclosure requirements.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditor. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to its chairperson when expedition of services is necessary. The independent auditor and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. All of the audit, audit-related and tax services provided by PwC in fiscal year 2019 and related fees were approved in accordance with the Audit Committee’s policy.

Vote Required for Ratification and Recommendation of the Board of Directors

The affirmative vote of a majority of the votes properly cast on this proposal will constitute approval of the ratification of the appointment of PwC as Rogers’ independent registered public accounting firm for 2020. Abstentions will not have any effect on the outcome of the proposal. If shares are held in street name by a nominee, that nominee has discretionary authority to vote shares held through it in the absence of instructions regarding how such shares should be voted.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Rogers Corporation’s independent registered public accounting firm for 2020.

Related Party Transactions

Since January 1, 2019, neither Rogers nor any of its subsidiaries has been a participant in any transaction in which any of its executive officers, directors, more than 5% shareholders, or any immediate family member of the foregoing (with any one of these being a “Related Party”) has a material interest.

Policies and Procedures for Approval of Related Party Transactions

Rogers’ Code of Business Ethics, which sets forth standards applicable to all directors, officers and employees of Rogers (the “Code”), prohibits the giving or accepting of personal benefits that could result in a conflict of interest. Any waiver of the Code for a director or an officer may only be granted by the Nominating and Governance Committee of the Board of Directors (as used in this section, the “Committee”). Any waiver of the Code that is granted to a director or an officer or amendment of the code will be posted on Rogers’ website, located at http://www.rogerscorp.com, or otherwise publicly disclosed, as required by applicable law or NYSE rules and regulations. Waivers for other employees must be approved by certain members of senior management.

In addition, to supplement the Code, the Board of Directors has adopted a Related Party Transactions Policy. The purpose of the policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction or series of transactions in which: (i) the amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) Rogers was, is or will be a participant (even if not necessarily a party); and (iii) a Related Party has or will have a direct or indirect interest (other than solely being a director or less than 10 percent beneficial owner of another entity) (with such transactions being “Interested Transactions”).

The Committee reviews the material facts relating to all Interested Transactions and either approves or disapproves of the Company’s entry into the Interested Transaction, subject to certain exceptions. If advance Committee approval of an Interested Transaction is not feasible, then at the Committee’s next meeting, the Interested Transaction will be considered and, if the Committee determines it to be appropriate, ratified (or if not ratified, the Committee will determine if the transaction should be terminated). In determining whether to approve or ratify an Interested Transaction, the Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable to the Company than terms generally available from an unaffiliated third-party under the same or similar circumstances, whether the Interested Transaction is material to the Company, the role the Related Party has played in arranging the Interested Transaction, and the extent of the Related Party’s interest in the Interested Transaction.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires Rogers’ executive officers and directors, and persons who own more than 10% of Rogers’ capital stock, to file reports of ownership and changes of ownership with the SEC. Executive officers, directors and greater than 10% shareholders are required to furnish Rogers with copies of all reports they file.

Based solely on Rogers’ review of the forms furnished to it during 2019, and written representations from certain reporting persons, Rogers believes that all Section 16(a) reports of its executive officers and directors, and persons who own more than 10% of Rogers’ capital stock were timely filed during the year ended December 31, 2019, except for (a) the Form 4 for Benjamin Buckley disclosing the sale of capital (common) stock on May 8, 2019, and (b) the Form 4 for Peter Wallace disclosing the conversion of phantom stock units to capital (common) stock in January 2019, both of which were not filed timely due to administrative oversight.

Shareholder Proposals and Other Shareholder Business at the 2021 Annual Meeting of Shareholders

The Nominating and Governance Committee will consider director nominees recommended by shareholders as set forth below. To be considered for inclusion in Rogers’ proxy statement and form of proxy in connection with the 2021 Annual Meeting of Shareholders, shareholder proposals must be received by Rogers on or before November 27, 2020. In addition, the Company’s bylaws establish an advance notice procedure for shareholders to present business to be conducted at the 2021 Annual Meeting of Shareholders. In order for a shareholder to present a proposal at the 2021 Annual Meeting of Shareholders pursuant to the advance notice bylaw, Rogers must receive written notice of the proposal no earlier than November 8, 2020 and no later than December 8, 2020, and the written notice must comply with the requirements of the Company’s bylaws.

Under the company’s bylaws, a shareholder who wishes to directly nominate a director candidate at the 2021 Annual Meeting of Shareholders (i.e., to propose a candidate for election who is not otherwise nominated through the process described above) must give the company written notice no earlier than November 8, 2020, and no later than December 8, 2020. The notice must contain prescribed information about the candidate and about the shareholder proposing the candidate, as described in more detail in the bylaws.

All shareholder proposals or notices of an intention to nominate a director or present other business at the 2021 Annual Meeting of Shareholders should be marked for the attention of the Office of the Corporate Secretary, Rogers Corporation, 2225 West Chandler Boulevard, Chandler, AZ 85224.

Solicitation of Proxies

Rogers will pay the cost of soliciting proxies, including preparing, assembling and mailing the Notice Regarding the Availability of Proxy Materials, proxy statement, proxy card and other proxy materials, except for some costs associated with individual shareholders’ use of the Internet or telephone. In addition to solicitations by mail, officers and employees of Rogers may solicit proxies personally and by telephone, facsimile or other means, for which they will receive no compensation in addition to their normal compensation. Rogers will also request banks, brokers and other nominees holding shares for a beneficial owner to forward proxies and proxy soliciting materials to the beneficial owners of its capital stock held of record by such persons. Rogers will upon request reimburse brokers and other persons for their related reasonable expenses. In addition, Rogers has retained Alliance Advisors LLC to assist it in the solicitation of proxies at a cost of approximately $5,500 plus reimbursement of certain expenses.

“Householding” of Proxy Materials

The SEC permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more security holders sharing the same address by delivering a single Notice Regarding the Availability of Proxy Materials, and, for those who request, a single paper copy of the proxy statement and annual report addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies. This year, a number of brokers with account holders who are Rogers’ shareholders will be “householding” proxy materials. A single Notice Regarding the Availability of Proxy Materials and, for those who request, a single paper copy of the proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. If, at any time, a shareholder no longer wishes to participate in “householding” and would prefer to receive a separate Notice Regarding the Availability of Proxy Materials, proxy statement and/or annual report, please notify the broker and send a written request to Rogers Corporation, Office of the Corporate Secretary, 2225 West Chandler Boulevard, Chandler, Arizona 85224 (phone: 480-917-6000), and Rogers will promptly deliver a separate copy of the proxy statement and annual report to such shareholder. Shareholders who share the same address, who currently receive multiple copies of the Notice Regarding the Availability of Proxy Materials, proxy statement and annual report and would like to request “householding” of such information should contact their broker or Rogers using the contact information above.

Communications with Members of the Board of Directors

Although the Board of Directors has not formally adopted a process by which shareholders may communicate directly with directors, it believes that the procedures currently in place and described below will continue to serve the needs of the Board and shareholders. Until such time as the Board may adopt a different set of procedures, any such shareholder communications should be sent to the Board of Directors, Rogers Corporation, 2225 West Chandler Boulevard, Chandler, Arizona, 85224, c/o Office of the Corporate Secretary of the Company. At the present time, all such communications sent by shareholders to the above address will be forwarded to the Lead Director of the Board for consideration.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 7, 2020

This proxy statement and our 2019 Form 10-K for the fiscal year ended December 31, 2019, as filed with the Securities and Exchange Commission, are available at https://materials.proxyvote.com/775133.

Availability of Certain Documents

Rogers maintains a website at http://www.rogerscorp.com. Rogers’ Bylaws, Corporate Governance Guidelines, Code of Business Ethics, Related Party Transactions Policy, Audit Committee Charter, Compensation and Organization Committee Charter, and Nominating and Governance Committee Charter are each available in a printable format on this page of the website: http://www.rogerscorp.com/investors/corporate-governance. Rogers Corporation’s website is not incorporated into or a part of this proxy statement.

2225 W. Chandler Blvd.
Chandler, AZ 85224
PHONE:
(480) 917-6000
WEBSITE:
http://www.rogerscorp.com

ROGERS CORPORATION
2225 W. CHANDLER BLVD.
CHANDLER, AZ 85224

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 6, 2020 for shares held directly and by 11:59 P.M. Eastern Time on May 4, 2020 for shares held in a plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 6, 2020 for shares held directly and by 11:59 P.M. Eastern Time on May 4, 2020 for shares held in a plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ROGERS CORPORATION
2225 W. CHANDLER BLVD
CHANDLER, ARIZONA 85224

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E95791-P35948 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**ROGERS CORPORATION**

**The Board of Directors recommends you vote FOR the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Directors | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

**Nominees:**

01) Keith L. Barnes
02) Bruce D. Hoechner
03) Carol R. Jensen
04) Ganesh Moorthy
05) Jeffrey J. Owens
06) Helene Simonet
07) Peter C. Wallace

**The Board of Directors recommends you vote FOR proposals 2 and 3.**

**NOTE:** To transact such other business as may properly came before the meeting or any adjournment or postponement thereof.

For address changes/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

**Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting:**
The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

As a shareholder, you are entitled to vote at this year's Annual Meeting of Shareholders and are encouraged to do so by dating, signing and returning the proxy card as soon as possible.

**PLEASE ACT PROMPTLY**

**DATE, SIGN AND MAIL YOUR PROXY CARD TODAY**

**↓ Please detach and mail in the envelope provided only if you are not voting via telephone or Internet. ↓**

E95792-P35948

**ROGERS CORPORATION**
**ANNUAL MEETING OF SHAREHOLDERS**
**MAY 7, 2020**
**THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS**

The undersigned hereby appoints JAY B. KNOLL and MICHAEL M. LUDWIG and, each of them, acting singly, with full power of substitution, as attorneys and proxies of the undersigned, to vote all shares of capital stock of Rogers Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Rogers Corporation to be held on May 7, 2020 at 8:30 a.m., local time, located at 2225 W. Chandler Blvd., Chandler, Arizona 85224 and any adjournment or postponement thereof. The proxies are authorized to vote all shares of stock in accordance with the instructions and with discretionary authority upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

**The proxies will vote as the Board of Directors recommends where a choice is not specified.**

**Address Changes/Comments:** ______________________________

______________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

**Continued and to be signed on reverse side**